Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of September 30, 2019 (the “Closing Date”) is entered into among BRILLIANT EARTH, LLC, a Delaware limited liability company (“Borrower Representative”), and each other Person party hereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), the lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), and RUNWAY GROWTH CREDIT FUND INC., as administrative agent and collateral agent for Lenders (in such capacity, “Agent”).

AGREEMENT

Each Borrower from time to time party hereto, Agent and each Lender hereby agrees as follows:

1.	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed in accordance with GAAP, and calculations and determinations shall be made following GAAP, consistently applied. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. For purposes of the Loan Documents, whenever a representation or warranty is made to a Person’s knowledge or awareness, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer of such Person.

2.	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Each Borrower hereby unconditionally promises to pay Agent, for the ratable benefit of Lenders, the outstanding principal amount of all Loans, accrued and unpaid interest, fees and charges thereon and all other amounts owing hereunder as and when due in accordance with this Agreement.

2.2 Availability and Repayment of the Loans.

(a) Availability.

(i) Subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers one or more advances during the First Tranche Availability Period in principal amount equal to its First Tranche Term Loan Commitment (the “First Tranche Term Loans”), provided that Borrowers agree to request, and Lenders agree to make, First Tranche Term Loans in aggregate principal amount of a minimum of $30,000,000 on the Closing Date. Lenders’ commitments to make the First Tranche Term Loans shall terminate upon the earlier of (A) the end of the First Tranche Availability Period, and (B) the date that First Tranche Term Loans in an aggregate amount equal to the aggregate amount of the First Tranche Term Loan Commitments have been funded.

(ii) Subject to the Second Tranche Milestone and the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, to make to Borrowers one or more advances having a minimum principal amount of $1,000,000 during the Second Tranche Availability Period in principal amount equal to its Second Tranche Term Loan Commitment (the “Second Tranche Term Loans”, and together with the First Tranche Term Loans, collectively, the “Term Loans”, and each, a “Term Loan”). Lenders’ commitments to make the Second Tranche Term Loans shall terminate upon the earlier of (A) the end of the Second Tranche Availability Period, and (B) the date that Second Tranche Term Loans in an aggregate amount equal to the aggregate amount of the Second Tranche Term Loan Commitments have been funded.

Borrowers shall use the proceeds of the Term Loans (i) to repay existing outstanding Indebtedness of Borrower Representative pursuant to the Existing Notes, and (ii) for general corporate purposes, including without limitation, Permitted Tax Distributions. Once repaid, the Term Loans may not be reborrowed.

(b) Repayment. Commencing on the Amortization Date, and continuing thereafter on each Payment Date, Borrowers shall make payments of equal principal, which would fully amortize the principal amount of the Term Loans by the Term Loan Maturity Date, plus accrued and unpaid interest, provided that if the Term Loan Maturity Date is extended, in accordance with its terms, the monthly payments shall be recalculated according to the remaining number of Payment Dates through the Term Loan Maturity Date, as extended. Any and all unpaid Obligations, including principal and accrued and unpaid interest in respect of the Term Loans, the Final Payment, other fees and other sums, if any, shall be due and payable in full on the Term Loan Maturity Date. The Term Loans may only be prepaid in accordance with Sections 2.2(c) or (d).

(c) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence and during the continuance of an Event of Default, Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the sum of:

(i) all outstanding principal plus accrued and unpaid interest thereon, plus

(ii) the Prepayment Fee, plus

(iii) the Final Payment, plus

(iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate, if applicable.

(d) Permitted Prepayment of Loans. Borrowers shall have the option to prepay the Loans in full or in part, provided that each partial prepayment shall be in a principal amount of at least $5,000,000, or, if less, the remaining principal balance of the Loans then outstanding, and provided further, that Borrower Representative provides written notice to Agent (whereupon Agent shall promptly deliver a copy of such written notice to Lenders) of its election to prepay the Loans at least five (5) Business Days prior to such prepayment, and pay, on the date of such prepayment, to Agent, for the ratable benefit of Lenders, an amount equal to the sum of:

(i) the outstanding principal of all or the portion of the Loans, as applicable, Borrower intends to prepay, plus accrued and unpaid interest thereon, plus

(ii) the Prepayment Fee then due in respect of such prepayment, plus

(iii) the Final Payment then due, plus

(iv) all other sums, if any, that shall have become due and payable, including interest at the Default Rate, if applicable.

2.3 Payment of Interest.

(a) Interest Rate. Subject to Section 2.3(b), the outstanding principal amount of the Loans shall accrue interest from and after its Funding Date, at the Applicable Rate, and Borrowers shall pay such interest monthly in arrears on each Payment Date commencing on October 15, 2019.

(b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, unless Agent elects otherwise, the Obligations shall bear interest at a rate per annum which is four percentage points (4.0%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrowers pursuant to the Loan Documents (including, without limitation, Lender Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or Lenders.

(c) Payment; Interest Computation. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. In computing interest, (i) all payments received after 2:00 p.m. Eastern time on any day may, at Agent’s discretion, be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any Loan shall be included and the date of payment shall be excluded. Changes to the Applicable Rate based on changes to LIBOR or the Prime Rate, as applicable, shall be effective as of the Payment Date immediately following such change.

(d) Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that a Borrower has actually paid to or for the benefit of Lenders an amount of interest in excess of the amount that would have been payable if all of the Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrowers shall be applied as follows: first, to the payment of principal outstanding in respect of the Loans; second, after all principal is repaid, to the payment of accrued interest, third, to the payment of Lender Expenses and any other Obligations; and fourth, after all Obligations are repaid, the excess (if any) shall be refunded to Borrowers or paid to whomsoever may be legally entitled thereto, provided that amounts payable to Lenders, shall be paid ratably.

2.4 Fees and Charges. Borrowers shall pay to Agent, for the ratable benefit of Lenders:

(a) Closing Fee. A closing fee in the amount of $400,000 due and payable on the Closing Date;

(b) Prepayment Fee. The Prepayment Fee as and when due pursuant to Sections 2.2(c) and 2.2(d). Each Borrower agrees that the Prepayment Fee is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Loans;

(c) Final Payment. The Final Payment as and when due pursuant to Sections 2.2(b), 2.2(c) and 2.2(d); and

(d) Lender Expenses; Setup and Annual Administration Fee. All Lender Expenses (including reasonable and documented attorneys’ fees and expenses for documentation and negotiation of this Agreement and the other Loan Documents) incurred through and after the Closing Date, when due (or, if no stated due date, within two (2) Business Days after demand by Agent); provided that, Borrower shall not be required to reimburse Lender Expenses incurred through the Closing Date in excess of $60,000. Borrower shall also pay to Agent an administrative agency fee of $10,000, due on the Closing Date and on the Payment Date immediately prior to each anniversary of the Closing Date.

(e) Fees Fully Earned. Unless otherwise expressly provided in this Agreement, the fees and charges specified in clauses (a) through (c) above are fully-earned as of the Closing Date, and in no event shall any Borrower be entitled to any credit, rebate, refund, reduction, proration or repayment of any fees or charges earned by each Lender pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of a Lender’s obligation to make loans and advances hereunder and notwithstanding the required payment date for such fees or charges. Agent, on behalf of Lenders, may debit and deduct amounts owing by Borrowers under the clauses of this Section 2.4 pursuant to the terms of Section 2.5(c). Agent shall provide Borrowers with written notice of deductions made pursuant to the terms of this clause (e).

2.5 Payments; Application of Payments; Automatic Payment Authorization.

(a) All payments to be made by Borrowers under any Loan Document, including payments of principal and interest and all fees, charges, expenses, indemnities and reimbursements, shall be made in immediately available funds in Dollars, without setoff, recoupment or counterclaim, before 2:00 p.m. Eastern Time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Eastern Time may, at Agent’s discretion, be considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) No Borrower shall have a right to specify the order or the loan accounts to which a Lender shall allocate or apply any payments made by a Borrower to or for the benefit of such Lender or otherwise received by such Lender under this Agreement when any such allocation or application is not expressly specified elsewhere in this Agreement and unless such prepayment is a prepayment in part when no Event of Default has occurred and is continuing, in which case such prepayment shall be applied pro rata amount all payments owed.

(c) Unless otherwise notified by Agent in writing, Agent, for itself or for the ratable benefit of Lenders, as applicable, may initiate debit entries to any Deposit Accounts as authorized on the Automatic Payment Authorization for principal and interest payments or any other amounts Borrowers owe Agent or Lenders when due. These debits shall not constitute a set-off. If the ACH payment arrangement is terminated for any reason, Borrowers shall make all payments due to Agent or Lenders at Agent’s address specified in Section 10, or as otherwise notified by Agent in writing.

(d) Borrowers, Agent and Lenders each hereby agree to the terms and conditions set forth on Exhibit I attached hereto.

2.6 Promissory Notes. Borrowers agree that: (a) upon written notice by or on behalf of any Lender to Borrowers that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrowers shall promptly (and in any event within five (5) Business Days of any such request) execute and deliver to such Lender an appropriate promissory note, in substantially the form attached hereto as Exhibit G, and (b) upon any Lender’s written request, and in any event within five (5) Business Days of any such request, Borrowers shall execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its reasonable discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Loans made by such Lender; provided, further, that such promissory notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrowers promptly after such Lender’s receipt of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrowers to each Lender.

3.	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Loan. Each Lender’s obligation to make the initial Loan is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed signatures to this Agreement;

(b) duly executed original signatures to the Warrant;

(c) duly executed signatures to the IP Security Agreement;

(d) subject to Section 3.3(b), duly executed signatures to the Account Control Agreement(s) required under Section 6.6(b);

(e) subject to Section 3.3(b), duly executed signatures to the Collateral Access Agreement(s) for such locations as Agent may require;

(f) a certificate of Borrower, duly executed by a Responsible Officer, certifying and attaching (i) the Operating Documents, (ii) resolutions duly approved by the Board, (iii) any resolutions, consent or waiver duly approved by the requisite holders of Borrower’s Equity Interests, if applicable (or certifying that no such resolutions, consent or waiver is required), and (iv) a schedule of incumbency;

(g) a payoff letter with respect to the Existing Notes, together with all documents reasonably required in connection with the payoff and release of any Liens securing the Existing Notes;

(h) the Perfection Certificate of Borrower Representative, together with the duly executed signature thereto;

(i) evidence satisfactory to Agent, that the insurance policies and endorsements required by Section 6.5 are in full force and effect;

(j) a legal opinion of counsel to Borrowers;

(k) budget for fiscal year 2019, approved by Borrower Representative’s Board and projections for Borrower Representative’s fiscal year ending December 31, 2020;

(l) all documentation and other information that Agent or any Lender reasonably requires in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to include a duly executed copy of an IRS Form W-9 or other such applicable IRS Forms;

(m) a disbursement letter, duly executed by each Borrower;

(n) the Automatic Payment Authorization, duly executed by Borrower Representative;

(o) payment of the closing fee as specified in Section 2.4(a) and Lender Expenses and administrative agent fee then due as specified in Section 2.4(d); and

(p) capitalization tables for Borrower Representative, including a summary of Equity Interests outstanding, by class.

3.2 Conditions Precedent to all Loans. Each Lender’s obligation to make each Loan is subject to the following conditions precedent:

(a) except for the Term Loan made on the Closing Date, timely receipt of an executed Loan Request by Agent (whereupon Agent shall promptly deliver a copy of such Loan Request to each applicable Lender);

(b) the representations and warranties in this Agreement and the other Loan Documents shall be true, accurate, and complete in all material respects on the date of the Loan Request and on the Funding Date of each Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) no Event of Default shall have occurred and be continuing or result from the Loan; and

(d) there has not been any event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Covenant to Deliver.

(a) Subject to Section 3.3(b), Borrowers agree to deliver to Agent each item required to be delivered to Agent under this Agreement as a condition precedent to any Loan. Borrowers expressly agree that a Loan made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent of a Borrower’s obligation to deliver such item, and the making of any Loan in the absence of a required item shall be in Agent’s sole discretion.

(b) Borrower agrees to deliver the items set forth on Schedule 2 hereto within the timeframe set forth therein (or by such other date as Agent may approve in writing), in each case, in form and substance reasonably acceptable to Agent, and notwithstanding the terms of Section 3.1, the items listed on Schedule 2 may be delivered within the timeframe set forth therein if not delivered as of the Closing Date.

3.4 Procedures for Borrowing. To obtain a Loan, Borrowers shall deliver a completed Loan Request to Agent (which may be delivered by email) no later than 3:00 p.m. Eastern Time, five (5) Business Days prior to the date such Loan is requested to be made (whereupon Agent shall promptly notify all affected Lenders). On the Funding Date, each applicable Lender shall fund the applicable Loan in the manner requested by the Loan Request, provided that each of the conditions precedent to such Loan is satisfied.

4.	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest. Each Borrower hereby grants to Agent, for itself and the ratable benefit of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) and at such time as all Commitments have terminated, Agent shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to the applicable Borrower.

4.2 Priority of Security Interest. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Agent’s Lien under this Agreement). If a Borrower shall acquire a commercial tort claim with a potential recovery in excess of One Hundred Thousand Dollars ($100,000), Borrowers shall promptly notify Agent in writing and deliver such other information and documents as Agent may reasonably require to perfect Agent’s security interest in such commercial tort claim. If a Borrower shall acquire a certificate with respect to Shares or any instrument, such Borrower shall promptly notify Agent in writing and deliver the same together with a stock power or instrument of transfer and any necessary endorsement, all in form reasonably satisfactory to Agent.

4.3 Authorization to File Financing Statements. Each Borrower hereby authorizes Agent to file at any time financing statements, continuation statements and amendments thereto with all appropriate jurisdictions to perfect or protect Agent’s interest or rights hereunder. Such financing statements may describe the Collateral as all assets of such Borrower.

4.4 Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Agent a security interest in all the Collateral consisting of Shares in which such Borrower has any interest, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date or as required pursuant to Section 6.11, the certificate or certificates for such Equity Interests constituting Collateral, to the extent certificated, will be delivered to Agent, accompanied by a stock power or other appropriate instrument of assignment duly executed in blank. To the extent required by the terms and conditions governing such Equity Interests constituting Collateral in which a Borrower has an interest, such Borrower shall cause the books of each Person whose Equity Interests are part of the Collateral and any transfer agent to reflect the pledge of the Equity Interests. Upon the occurrence and during the continuance of an Event of Default hereunder, Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Equity Interests) into the name of Agent and cause new certificates representing such securities to be issued in the name of Agent or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Agent may reasonably request to perfect or continue the perfection of Agent’s security interest in the Equity Interests. Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to exercise any voting rights with respect to the Equity Interests in which it has an interest and to give consents, waivers and ratifications in respect thereof, provided that: no such notice shall be required if a Borrower has commenced an Insolvency Proceeding and, in any event, no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

5.	REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority.

(a) Each Loan Party and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any other jurisdiction in which the conduct of their respective business or ownership of property require that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. In connection with this Agreement, Borrower Representative has delivered to Agent a completed certificate signed by Borrower Representative entitled “Perfection Certificate”. Except to the extent Borrower Representative has provided notice of a legal name change to Agent in accordance with Section 7.2, (i) each

Loan Party’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) each Loan Party is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth each Loan Party’s organizational identification number or accurately states that such Loan Party has none; (iv) the Perfection Certificate accurately sets forth each Loan Party’s place of business, or, if more than one, its chief executive office as well as such Loan Party’s mailing address (if different than its chief executive office); (v) except as set forth in the Perfection Certificate, each Loan Party (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) all other information set forth on the Perfection Certificate pertaining to each Loan Party and each of its Subsidiaries is accurate and complete in all material respects (it being understood and agreed that each Loan Party may from time to time update certain information in the Perfection Certificate after the Closing Date to the extent permitted by one or more specific provisions in this Agreement).

(b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with such Loan Party’s Operating Documents or other organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Loan Party or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect), or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which such Loan Party is bound. No Loan Party is in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2 Collateral.

(a) Each Loan Party has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.

(b) Except for the Collateral Accounts described in the Perfection Certificate or in a notice timely delivered pursuant to Section 6.6, no Loan Party has any Collateral Accounts at or with any bank, broker or other financial institution, and each Loan Party has taken such actions as are necessary to give Agent a perfected security interest therein as required pursuant to the terms of Section 6.6(b).

(c) The Collateral is located only at the locations identified in the Perfection Certificate and other Permitted Locations. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as disclosed in writing pursuant to Section 6.12.

(d) Each Loan Party is the sole owner of the material Intellectual Property which it owns or purports to own except for (i) licenses permitted hereunder, including those constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(b), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is, to its knowledge, valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect.

5.3 Accounts; Commercial Agreements. The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts have been delivered or rendered. On the Closing Date, on the date of each Loan Request, and on the date each Loan is funded hereunder, no Borrower is in default in any material respect with any material supplier, nor has any material supplier terminated, significantly reduced any commitment to a Borrower or communicated its intent to do so to any Loan Party or any of its Subsidiaries.

5.4 Litigation and Proceedings. Except as set forth in the Perfection Certificate or as disclosed in writing pursuant to Section 6.2, there are no actions, suits, litigations or proceedings, at law or in equity, pending, or, to the knowledge of any Responsible Officer, threatened in writing, by or against any Loan Party or any of its Subsidiaries, officers, managers or directors involving more than, individually or in the aggregate for all related proceedings, Five Hundred Thousand Dollars ($500,000) or in which any adverse decision has had or could reasonably be expected to have a Material Adverse Effect.

5.5 Financial Statements; Financial Condition. All consolidated and consolidating (if applicable) financial statements for the Loan Parties and each of their Subsidiaries delivered to Agent fairly present in all material respects the consolidated and consolidating (if applicable) financial condition and results of operations of the Loan Parties and each of their Subsidiaries as of the respective dates and for the respective periods then ended, and there are no material liabilities (including any contingent liabilities) which are not reflected in such financial statements. On the Closing Date, on the date of each Loan Request, and on each date a Loan is funded hereunder, there has not been any material deterioration in the consolidated and consolidating financial condition of the Loan Parties and their respective Subsidiaries or the Collateral since the date of the most recent financial statements submitted to Agent.

5.6 Solvency. The fair salable value of the assets (including goodwill minus disposition costs) of the Loan Parties and each of their Subsidiaries, on a consolidated basis, exceeds the fair value of liabilities of the Loan Parties’ and each of their Subsidiaries, on a consolidated basis; no Loan Party is left with unreasonably small capital after the transactions in this Agreement; and each Loan Party is able to pay its debts (including trade debts) as they mature.

5.7 Consents; Approvals. Each Loan Party and each of its Subsidiaries have obtained all third party consents, approvals, waivers, made all declarations or filings with, given all notices to, and obtained all consents, licenses, permits or other approvals from all Governmental Authorities that are necessary (i) to enter into the Loan Documents and consummate the transactions contemplated thereby, and (ii) to continue their respective businesses as currently conducted, except (with respect to this clause (ii)) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.8 Subsidiaries; Investments. No Loan Party has any Subsidiaries, except as noted on the Perfection Certificate or as disclosed to Agent pursuant to Section 6.11 below. No Loan Party owns any stock, partnership, or other ownership interest or other Equity Interests except for Permitted Investments.

5.9 Tax Returns and Payments. Each Loan Party and each of its Subsidiaries have timely filed all required federal and state income tax returns and other material tax returns and reports (or appropriate extensions therefor), and such Loan Party and each of its Subsidiaries has timely paid (subject to any applicable extensions) all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party or such Subsidiary, as applicable, except (a) to the extent such taxes, assessments, deposits or contributions are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, or (b) if such taxes, assessments, deposits and contributions do not, individually or in the aggregate, exceed Two Hundred Fifty Hundred Thousand Dollars ($250,000). No Borrower is aware of any claims or adjustments proposed for any prior tax years of any Borrower or any of its Subsidiaries which could result in a material amount of additional taxes becoming due and payable by a Borrower or any of its Subsidiaries.

5.10 Shares. Such Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit such Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. The Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and such Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.11 Compliance with Laws.

(a) No Loan Party or Subsidiary of Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940 as amended.

(b) No Loan Party or Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement have been (or will be) used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

(c) No Loan Party has taken or permitted to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board. Neither the making of the Loans hereunder nor Borrowers’ use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Loan Party, nor any of its Subsidiaries, nor any Affiliate of any Loan Party or of any Subsidiary, nor any present holder of Equity Interests of any of the foregoing (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order or similar sanctions laws of any other Governmental Authority including of any other applicable jurisdiction, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.

(d) Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act. No part of the proceeds from the Loans made hereunder has been (or will be) used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(e) No “reportable event” or “prohibited transaction”, each as defined in ERISA has occurred or is reasonably expected to occur, and no Loan Party has failed to meet the minimum funding requirements of ERISA. No Loan Party has violated any applicable environmental laws in any material respect, maintains any properties or assets which have been designated in any manner pursuant to any environmental protection statute as a hazardous materials disposal site, or has received any notice, summons, citation or directive from the Environmental Protection Agency or any other similar Governmental Authority.

5.12 Full Disclosure. No written representation, warranty or other statement of a Loan Party or any of its Subsidiaries in any certificate or written statement by or on behalf of a Loan Party or any of its Subsidiaries in connection with this Agreement, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in light of the circumstances under which they were made (it being recognized that the projections and forecasts provided by any Loan Party in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

6.	AFFIRMATIVE COVENANTS

Each Borrower shall, and shall cause each Loan Party to, do all of the following:

6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect; comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which it is subject except where a failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain all of the Governmental Approvals required in connection with such Loan Party’s business and for the performance by each Loan Party of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent in accordance therewith, and comply with all terms and conditions with respect to such Governmental Approvals.

6.2 Financial Statements, Reports, Certificates. Provide Agent with the following:

(a) Monthly Financial Statements. Within thirty (30) days after the last day of each month, a company prepared consolidated and consolidating (if applicable) balance sheet, income statement and statement of cash flows covering the Loan Parties and each of their Subsidiaries’ operations for such month, in form reasonably acceptable to Agent, certified by a Responsible Officer as having been prepared in accordance with GAAP, consistently applied, except for the absence of footnotes, and subject to normal year-end adjustments.

(b) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the monthly financial statements, a duly completed Compliance Certificate signed by a Responsible Officer.

(c) Annual Operating Budget and Financial Projections. (i) Within sixty (60) days after the end of each fiscal year of Borrower Representative (and promptly and within five (5) days of any material modification thereto), an operating budget, on a consolidated and consolidating (if applicable) monthly basis (including income statements, balance sheets and cash flow statements, by month) for the following fiscal year, together with any related business forecasts used in the preparation thereof, (ii) if at any time the six month period commencing on any Test Date is not covered by previously delivered projections, projections (prepared by management) for the following six month period, and (iii) if at any time reforecasting is required by Section 6.10, updated projections in accordance with Section 6.10, provided that, the foregoing projections described in clauses (i) through (iii) shall be in form reasonably satisfactory to Agent, and shall set forth, on a monthly basis, projected Revenue, EBITDA, capital expenditures and projected cash flow to the extent required to determine required liquidity in accordance with Section 6.10.

(d) Annual Audited Financial Statements. As soon as available, but no later than one hundred eighty (180) days after the last day of Borrower Representative’s fiscal year, audited consolidated financial statements prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Agent, together with any management letter with respect thereto, provided that the inclusion of explanatory language or emphasis an emphasis-of-matter paragraph casting doubt on Borrowers’ ability to continue as a going concern due to the need to raise additional financing or refinance Indebtedness shall not constitute such financial statements to be considered “qualified” for purposes of this clause (d).

(e) Other Statements. Within ten (10) Business Days of delivery, copies of all material statements, reports and notices generally made available to all Borrower Representative’s Equity Interest holders or to any holders of Subordinated Debt, in each case other than solely in their capacity as members of the Borrower Representative’s Board or management.

(f) SEC Filings. In the event that Borrower Representative becomes subject to the reporting requirements under the Exchange Act within five (5) Business Days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower Representative with the Securities and Exchange Commission. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically to Agent and if so delivered, shall be deemed to have been delivered on the date on which Borrower provides a link thereto, on Borrower Representative’s website on the internet at Borrower’s website address.

(g) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Loan Party or any of its Subsidiaries that could result in damages or costs to any Loan Party or any of its Subsidiaries, individually or in the aggregate for all related proceedings, of Five Hundred Thousand Dollars ($500,000)or more, or of any Loan Party or any of its Subsidiaries taking or threatening material legal action against any third person with respect to a material claim, and with respect to any pending material action or threatened action, a prompt report of any material development with respect thereto.

(h) Valuation Reports; Capitalization Tables. A copy of (i) any independent third party valuation analysis received by Borrower Representative with respect to its Equity Interests or (ii) any similar determination with respect to Equity Interests of Borrower Representative intended to be “profit interests” for U.S.

federal income tax purposes (or, if Borrower Representative is converted to a corporation, a copy of any independent third-party 409A valuation report), and an updated copy of Borrower Representative’s register of unit ownership within five (5) days of any material modification thereto, relative to the version then most recently delivered to Agent (or if Borrower Representative is converted to a corporation, any material update to its capital table).

(i) Put Notice. Immediately upon receipt, a copy of any Put Notice that has been delivered to Borrower Representative.

(j) Intellectual Property Report. Together with any Compliance Certificates delivered at the end of a calendar quarter, a report in form reasonably acceptable to Agent, listing any applications or registrations that any Loan Party or any of its Subsidiaries has made or filed during such calendar quarter in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in any Loan Party or any of its Subsidiaries’ Intellectual Property.

(k) Other Reports and Information. Together with the monthly financial reports, reports as to the following, in form acceptable to Agent: accounts payable aging and within five (5) Business Days of Agent’s written request, any other information related to the financial or business condition of any Loan Party as and when reasonably requested by Agent.

(l) Bank Account Statements. Together with the monthly financial reports, to the extent not delivered to Agent directly by depository or securities intermediary pursuant to the applicable Account Control Agreement, a copy of each account statement, with transaction detail, for each Deposit Account or Securities Account of a Loan Party or any of its Subsidiaries, or within 3 (three) Business Days, upon Agent’s request, evidence satisfactory to Agent of the balance maintained in any such Deposit Account or Securities Account.

(m) Annual Tax Return. Within five (5) days of filing, a copy of Borrower Representative’s federal income tax return, and any amendment thereto, or if Borrower Representative does not elect to be taxed as a corporation, any calculation of federal taxable income allocable to the members when provided to the members.

(n) Equity Financing Documents. Together with the next Compliance Certificate due after the consummation of any equity financing, a copy of the documents entered into in connection with such financing.

(o) Evidence of Insurance Renewal. Simultaneously with the expiration and renewal of Borrowers’ liability and casualty property insurance policies as required in accordance with Section 6.5, updated insurance certificates confirming required coverage and endorsements.

Agent may require Borrowers to provide any required reports, notices and certificates through various electronic means, including Agent’s portfolio monitoring online portal.

6.3 Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between a Loan Party and its Account Debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date (or as such practices are amended or adjusted based on customary market practice). Other than any returns, recoveries, disputes and claims in the Ordinary Course of Business, Borrower Representative shall promptly notify Agent of all returns, recoveries, disputes and claims that involve individually or in the aggregate more than $500,000.

6.4 Taxes; Pensions. Timely file, and cause each of its Subsidiaries to timely file (subject to any applicable extensions), all required federal and state income tax returns and other material tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay (subject to any applicable extensions), all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party and each of its Subsidiaries, except for deferred payment of any taxes, assessments, deposits or contributions contested pursuant to the terms of Section 5.9 or as otherwise permitted in Section 5.9, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund in all material respects all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance.

(a) Keep, and cause each Subsidiary to keep, its business and the Collateral insured for risks and in amounts standard for companies in the Loan Parties’ industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, and in amounts that are reasonably satisfactory to Agent.

(b) Ensure that proceeds payable under any property policy with respect to Collateral are, at Agent’s option, payable to Agent on account of the Obligations. To that end, all property policies shall have a lender’s loss payable endorsement showing Agent as lender loss payable, all liability policies shall show, or have endorsements showing, Agent as an additional insured, in each case, in form satisfactory to Agent and as set forth on Exhibit E.

(c) Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, the Loan Parties shall have the option of applying the proceeds of any casualty policy up to Five Hundred Thousand Dollars ($500,000), in the aggregate per fiscal year, toward the prompt replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest and (b) after the occurrence and during the continuance of an Event of Default, all such proceeds shall, at the option of Agent, be payable to Agent on account of the Obligations.

(d) At Agent’s reasonable request, Borrower Representative shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be canceled (or ten (10) days’ notice for cancellation for non-payment of premiums).

(e) If any Loan Party fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Deposit and Securities Accounts.

(a) Maintain Collateral Accounts only at the banks and other financial institutions identified in the Perfection Certificate or as disclosed pursuant to a notice timely delivered pursuant to subsection (b) below. Borrowers shall further maintain an ACH payment structure in favor of Agent, reasonably satisfactory to Agent.

(b) Provide Agent five (5) Business Days prior written notice (or such shorter time period as approved by Agent in its sole discretion) before establishing any Collateral Account at or with any bank, broker or other financial institution, and upon opening such account, provide Agent with a written notice identifying the name, address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Except to the extent delivery is permitted after the Closing Date in accordance with Section 3.3(b), for each Collateral Account that any Loan Party at any time maintains, Borrowers shall cause the applicable bank, broker or financial institution at or with which any Collateral Account is maintained to execute and deliver an Account Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder which Account Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to (i) Deposit Accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such on the Perfection Certificate or from time to time after the Closing Date by written notice to Agent, provided that the aggregate balance maintained in all such accounts shall not exceed the amount as is necessary to fund payroll, payroll taxes and other such payments as are due at the end of the then-next 150% of one payroll period, (ii) the Qualified Merchant Accounts, (iii) Permitted Cash Collateral Accounts, and (iv) other Collateral Account provided that the aggregate balance thereof at any time shall not exceed Five Hundred Thousand Dollars ($500,000).

6.7 Intellectual Property.

(a) Protect, defend and maintain the validity and enforceability of its Intellectual Property material to its business; promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property material to its business;

not suffer any material claim of infringement that could reasonably be expected to have a Material Adverse Effect unless such claim is dismissed within thirty (30) days from initiation thereof or Borrowers have demonstrated to Agent’s satisfaction that such proceedings are without merit and adequate reserves have been taken; and not allow any Intellectual Property material to the Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then Borrower Representative shall provide written notice thereof to Agent within the later of (1) thirty (30) days and (2) the Compliance Certificate issued at the end of the current calendar quarter and shall execute such intellectual property security agreements and other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in such property. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Agent within the later of (1) thirty (30) days and (2) the Compliance Certificate issued at the end of the current calendar quarter of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); and (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office.

6.8 Litigation Cooperation. From the Closing Date and continuing through the termination of this Agreement, make available to Agent and Lenders, without expense to Agent or Lenders, each Loan Party and its officers, employees and agents and each Loan Party’s books and records, to the extent that Agent or any Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent or any Lender with respect to any Collateral or relating to such Loan Party.

6.9 Access to Collateral; Books and Records. Allow Agent, or its agents, to inspect the Collateral and audit and copy such Loan Party’s Books in accordance with Section 6.13. Such inspections or audits shall be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrowers’ expense.

6.10 Financial Covenant – Minimum Liquidity. Maintain at all times unrestricted cash and Cash Equivalents in a Collateral Account subject to a first priority perfected lien in favor of Agent (except to the extent delivery is permitted after the Closing Date in accordance with Section 3.3(b)) in an amount not less than the sum of (a) projected negative cash flow from operations (including interest payments due in respect of any Indebtedness) for the immediately following six (6) month period, plus (b) projected capital expenditures on property, plant and/or equipment, including any leasing expenditures and principal repayments in respect of any Indebtedness, for the immediately following six (6) month period, as determined monthly on the last day of each month (each, a “Test Date”). In each case, projected values used in the calculation required in the immediately preceding sentence shall be the values set forth in Projections, provided that from the Closing Date until the first delivery of the Projections, the calculation shall be based on the projections delivered to Agent prior to the Closing Date (with interest payments adjusted for the incurrence of Indebtedness under this Agreement and the other Loan Documents), provided further, that (x) if as of any Test Date, either of Revenue or EBITDA for any two (2) months in the most recent consecutive three (3) month period for which financial statements are required to have been delivered as of such Test Date, negatively deviates from amounts of Revenue or EBITDA set forth in the Projections for such month by more than 15%, Borrower Representative shall within ten (10) Business Days, provide updated projections (prepared by management) for the consecutive six (6) month period commencing on such Test Date, with reasonable backup materials as to the basis for any changes thereto and, if requested by Agent, Borrower Representative shall cause management to make itself available to discuss the updated projections and basis therefor with Agent upon reasonable notice and at a time and place (or by teleconference), as mutually agreed between Borrower Representative and Agent, and this Section 6.10 shall be retested as of the Test Date based on such updated projections, and such updated projections shall control for purposes of this Section 6.10 thereafter (unless further updates thereto are required in accordance with the foregoing), and (y) if Borrower Representative does not provide Projections or updated projections required to be delivered in accordance with Section 6.2(c) or this Section 6.10, Agent shall determine the amount of unrestricted cash and Cash Equivalents required to be maintained pursuant to this Section 6.10, in good faith and based on available information.

6.11 Joinder of Subsidiaries. No later than thirty (30) days (or such longer period as Agent may allow in its sole discretion) after such time as a Loan Party or any of its Subsidiaries forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or at any time upon Agent’s reasonable request with respect to any Subsidiary whether existing as of the Closing Date or thereafter created or acquired and not joined pursuant to the foregoing thirty-day (or longer as allowed by Agent) period: (a) promptly, and in any event within five (5) Business Days (or such longer period as Agent may allow in its sole discretion) of creation, acquisition or request, as applicable, provide written notice to Agent together with certified copies of the Operating Documents for such Subsidiary, and (b) promptly, and in any event within thirty (30) days of formation or creation (or such longer period as Agent may allow in its sole discretion), or upon Agent’s reasonable request, as applicable: (i) take all such action as may be reasonably required by Agent to cause the applicable Subsidiary to either: (A) provide to Agent a joinder to this Agreement pursuant to which such Subsidiary becomes a Loan Party hereunder, or (B) guarantee the Obligations of Borrowers under the Loan Documents and grant a security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B), in each case together with such Account Control Agreements and other documents, instruments and agreements reasonably requested by Agent, all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien, subject to Permitted Liens) in and to the assets of such Subsidiary and (ii) to pledge all of the Shares in such Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.12 Property Locations.

(a) Provide to Agent at least ten (10) Business Days’ (or such shorter period as permitted by Agent in its sole discretion) prior written notice before adding any new offices or business or Collateral locations, including warehouses (unless such new offices or business or Collateral locations qualify as Excluded Locations).

(b) With respect to any property or assets of a Loan Party located with a third party after the Closing Date, including a bailee, data center or warehouse (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location, including an acknowledgment from each of the third parties that it is holding or will hold such property for Agent’s benefit. Borrowers shall deliver to Agent each warehouse receipt, where negotiable, covering any such property.

(c) With respect to any property or assets of a Loan Party located on leased premises after the Closing Date (other than Excluded Locations), Borrowers shall cause such third party to execute and deliver a Collateral Access Agreement for such location.

(d) Notwithstanding the foregoing or anything herein to the contrary, with respect to any leased location or bailee location even if such location does not constitute an Excluded Location, no Event of Default shall result if a Collateral Access Agreement is not obtained with respect to any bailee location or leased location in accordance with this Agreement, to the extent the applicable Loan Party has demonstrated to Agent’s reasonable satisfaction that such Loan Party was unable to cause the applicable third party to execute and deliver a Collateral Access Agreement despite such Loan Party’s commercially reasonable efforts to obtain such Collateral Access Agreement, provided that if Borrowers are unable to obtain a Collateral Access Agreement with respect to Borrowers’ chief executive office or principal place of business, Borrowers shall, at Agent’s request deliver (i) a copy of the applicable lease and (ii) evidence of monthly payment of all regular rental payments pursuant to the applicable lease.

6.13 Management Rights. Upon reasonable notice, any representative of Lenders shall have the right to meet with management and officers of Borrowers to discuss such books of account and records. In addition, Lenders shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrowers concerning significant business issues affecting Borrowers. Such consultations shall not unreasonably interfere with any Loan Party’s business operations.

6.14 Right to Invest. Subject to the terms and conditions in this Section 6.14, Borrower Representative hereby grants to each Lender the right (but without obligation) to invest, directly or through one or more of its Affiliates, up to such amount (with respect to each such Lender and its Affiliates, its “Pro Rata Portion”) as is necessary for such Lender and its Affiliates, in the aggregate, to maintain the same percentage ownership of Borrower Representative’s Equity Interests, on a Fully Diluted Basis, in any Next Round on the same terms, conditions and same pricing as offered to the lead investor in the applicable Next Round. Borrower Representative shall provide Agent with at least twenty (20) days prior written notice (a “Next Round Notice”) of the proposed date of the Next Round, which notice shall include the proposed material terms and conditions and pricing of the Next Round

(whereupon Agent shall promptly provide a copy of such notice to Lenders). Each Lender (and its Affiliates, if applicable) will have the right to irrevocably elect to purchase up to its Pro Rata Portion by delivering written notice to the Borrower Representative within twenty (20) days after delivery of such Next Round Notice to the Agent (and if any Lender (and its Affiliates) fails to respond to such Next Round Notice within such 20-day period, such Lender (and its Affiliates) will be deemed to have elected to not participate in such Next Round). In connection with any such purchase of Borrower Representative’s Equity Interests in a Next Round by a Lender or its Affiliates, such Lender (or its Affiliates, if applicable) shall execute and deliver counterpart signatures to all customary transaction documents related to the purchase of the Equity Interests in such Next Round, including a purchase agreement, investor rights agreement, the Borrower Representative’s limited liability company agreement and any other agreements executed by the other purchasers in connection with the applicable Next Round, with customary representations and warranties and transfer restrictions. Notwithstanding anything in this Agreement to the contrary, any term of this Section 6.14 may be amended, modified or terminated and the observance of any term of this Section 6.14 may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Borrower Representative and the Lenders who, directly or indirectly through Affiliates, hold at least a majority of the Equity Interests of Borrower Representative then outstanding and held by the Lenders and their Affiliates. In the event of a conflict between this Section 6.14 and the preemptive rights provisions under the Borrower Representative’s limited liability company agreement (to the extent a Lender (or any of its Affiliates) is a party to the Borrower Representative’s limited liability company agreement), the terms under this Section 6.14 shall control and the preemptive rights provisions set forth in the Borrower Representative’s limited liability company agreement shall be deemed satisfied with respect to such Lender and its Affiliates by compliance with this Section 6.14.

6.15 Board Observer Rights. Borrower Representative shall invite a representative of Lenders, who shall initially be Mr. Brian Sapp, to attend all meetings of Borrower Representative’s Board (including closed sessions and all update calls) or any committee or subcommittee of the Borrower Representative’s Board in a nonvoting observer capacity and, for such purposes, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Board when and as provided to the Board; provided, that (a) such representative shall agree to hold in confidence and trust and (b) Borrower Representative reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof (i) if attendance at such portion or receipt of such information could result in a conflict of interest, (ii) if such exclusion is necessary to preserve the attorney-client privilege, or (iii) in connection with or with respect to any executive session, provided that to the extent that any matters decided or issues discussed.

6.16 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS

No Borrower shall, or shall cause or permit any of its Subsidiaries to, do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”) all or any part of its business or property, except for Permitted Transfers.

7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in any business other than the businesses currently engaged in or in other similar or related business by such Person, as applicable; (b) other than transactions permitted hereunder, cease doing business permanently, or liquidate or dissolve; or (c) fail to provide notice to Agent of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after departure from Borrower Representative; (d) permit or suffer a Change in Control, or (e) without at least ten (10) Business Days prior written notice to Agent (i) change its jurisdiction of organization, (ii) change its organizational structure or type, (iii) change its legal name, or (iv) change its organizational number (if any) assigned by its jurisdiction of organization.

7.3 Mergers or Acquisitions. Other than any Permitted Acquisition, merge or consolidate with any other Person, or acquire all or substantially all of the Equity Interests or property of another Person or business line of another Person (including, without limitation, by the formation of any Subsidiary) or enter into any agreement to do any of the same, provided that a Subsidiary may merge, liquidate, dissolve, or consolidate into another Subsidiary or into a Borrower. For the avoidance of doubt, Borrower may create a Subsidiary as provided in the definition of “Permitted Investments”.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or otherwise permit any Collateral not to be subject to the first priority security interest granted herein, except in connection with Permitted Liens.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6(b).

7.7 Distributions; Investments. (a) Pay any dividends or make any other distribution or payment or redeem, retire or purchase any Equity Interests provided that (i) Borrower Representative may convert any of its convertible Equity Interests (including warrants) into other Equity Interests issued by Borrower Representative pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower Representative may convert Subordinated Debt issued by Borrower Representative into Equity Interests issued by Borrower Representative pursuant to the terms of such Subordinated Debt and to the extent permitted under the terms of the applicable subordination or intercreditor agreement with Agent; (iii) Borrower Representative may make Permitted Tax Distributions; (iv) any Borrower or Subsidiary thereof may pay dividends solely in Equity Interests of such Borrower or Subsidiary; (v) Borrower Representative may make cash payments in lieu of fractional shares, if applicable; (vi) any Borrower or a Subsidiary thereof that is a Loan Party may pay dividends or make other distributions to another Borrower or a Subsidiary thereof that is a Loan Party, and (vii) Borrower Representative may repurchase the Equity Interests issued by Borrower Representative to employees, officers, directors, contractors and other service providers upon or any time after cessation of employment or service, as applicable, in an aggregate amount not to exceed $500,000 per fiscal year, provided that no Event of Default shall have occurred immediately prior to such repurchase and immediately after giving effect thereto; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary), other than Permitted Investments. Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, the delivery of a “Put Notice”, in accordance with Section 4 of the Investor Rights Agreement shall not in and of itself constitute a violation of this Section 7.7 or otherwise an Event of Default pursuant to this Agreement except as set forth in Section 8.12.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Loan Party, except for (a) transactions that are in the Ordinary Course of Business and on fair and reasonable terms that are no less favorable to such Person than would be obtained in an arm’s length transaction with a non-affiliated Person; (b) bona fide rounds of Subordinated Debt or equity financing by investors in Borrower Representative for capital raising purposes; (c) reasonable and customary director, officer and employee compensation and other customary benefits including retirement, health, equity incentive plan and other benefit plans and indemnification arrangements approved by Borrower Representative’s Board or committee or delegate thereof; and (d) Permitted Indebtedness and Permitted Investments, to the extent expressly contemplated to be a transaction with an Affiliate, and distributions pursuant to Section 7.7.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except as permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject; or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations, except in each case under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a “reportable event” or “prohibited transaction”, each as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the failure or violation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any material liability of a Loan Party or any of its Subsidiaries, including any material liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Any Loan Party fails to pay any Obligations after such Obligations are due and payable.

8.2 Covenant Default.

(a) A Borrower fails or neglects to perform any obligation in Section 3.3(b), Section 6.1 (with respect to legal existence), Section 6.2, Section 6.4, Section 6.5, Section 6.6, Section 6.8, Section 6.9, Section 6.10, Section 6.11, or violates any covenant in Section 7; or

(b) A Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in Section 8.2(a)) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within twenty (20) days after the occurrence thereof, provided that no Loans shall be made during such cure period.

8.3 Material Adverse Effect. A Material Adverse Effect has occurred.

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of a Loan Party or of any of its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000), or (ii) a notice of Lien or levy is filed against the assets of any Loan Party or any of its Subsidiaries with a value in excess of Five Hundred Thousand Dollars ($500,000) by any Governmental Authority, and the same under clauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Loans shall be made during any ten (10) day cure period; or

(b) (i) Any material portion of the assets of a Loan Party or any of its Subsidiaries is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents a Loan Party or any of its Subsidiaries from conducting all or any material part of its business.

8.5 Insolvency. (a) A Loan Party or any of its Subsidiaries, as a whole, is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) the realizable value of the Loan Parties’ assets is less than the aggregate sum of its liabilities; (c) a Loan Party or any of its Subsidiaries begins an Insolvency Proceeding; or (d) an Insolvency Proceeding is begun against a Loan Party or any of its Subsidiaries and is not dismissed or stayed within forty five (45) days (but no Loans shall be made while any of the conditions described in this Section 8.5 exist and/or until any Insolvency Proceeding is dismissed).

8.6 Other Agreements. There is, under any agreement to which a Loan Party or any of its Subsidiaries is a party with a third party or parties, any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) (except if such third party is restricted from accelerating the maturity of such Indebtedness, including pursuant to the terms of a subordination or similar agreement in favor of Agent); or (b) any breach or default by a Loan Party or a Subsidiary of such Loan Party, the result of which could have a Material Adverse Effect.

8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Loan Party or any of its Subsidiaries by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, vacated, or after execution thereof, stayed or bonded pending appeal, (provided that no Loans will be made prior to the vacation, stay, or bonding of such fine, penalty, judgment, order or decree).

8.8 Misrepresentations. Any Loan Party or any Person acting for such Loan Party makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement, when taken as a whole, is incorrect in any material respect when made.

8.9 Subordinated Debt. Any Subordination Agreement governing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, in each case other than pursuant to its terms, any party thereto other than Agent or the Lenders shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further obligation thereunder, or the Obligations shall for any reason not have the priority contemplated by this Agreement.

8.10 Governmental Approval. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed for a full term, and such revocation, rescission, suspension, modification or non-renewal has, or could have, a Material Adverse Effect.

8.11 Guaranty. Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect, other than the termination of such guaranty pursuant to its terms.

8.12 Put Exercise. Any Put Notice (as defined in the Investor Rights Agreement) is delivered and is not withdrawn at least 7 days prior to the Repurchase Date, provided that no Loans shall be made after a Put Notice is delivered.

9. AGENT’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall, upon election by Lenders, shall, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) stop advancing money or extending credit for any Borrower’s benefit under this Agreement (and each Lender’s Commitment shall be deemed terminated as long as an Event of Default has occurred and is continuing);

(c) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, and notify any Person owing a Borrower money of Agent’s security interest in such funds;

(d) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral;

(e) ratably apply to the Obligations any amount held by Agent or any Lender owing to or for the credit or the account of a Borrower;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral;

(g) deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Account Control Agreement or similar agreements providing control of any Collateral;

(h) demand and receive possession of any Borrower’s Books; and

(i) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

Borrowers shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, a Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, a Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit.

9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) send requests for verification of Accounts or notify Account Debtors of Agent’s security interest and Liens in the Collateral; (b) endorse such Borrower’s name on any checks or other forms of payment or security; (c) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (e) make, settle, and adjust all claims under such Borrower’s insurance policies; (f) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (g) transfer the Collateral into the name of Agent or a third party as the Code permits; and (h) dispose of the Collateral. Each Borrower further hereby appoints Agent (and any of Agent’s partners, managers, officers, agents or employees) as its lawful attorney-in-fact, with full power of substitution, regardless of whether or not an Event of Default has occurred or is continuing to: (i) sign such Borrower’s name on any documents and other Security Instruments necessary to perfect or continue the perfection of, or maintain the priority of, Agent’s security interest in the Collateral and (ii) take any and all such actions as Agent may reasonably determine to be necessary or advisable for the purpose of maintaining, preserving or protecting the Collateral or any of the rights, remedies, powers or privileges of Agent under this Agreement or the other Loan Documents. Agent’s foregoing appointment as each Borrower’s attorney in fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist) have been fully repaid, in cash, and otherwise fully performed and all commitments to make Loans hereunder have been terminated.

9.3 Protective Payments. If a Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lender Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower Representative with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Default. If an Event of Default has occurred and is continuing, Agent shall have the right to apply in any order any funds in its possession, whether payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations, for the ratable benefit of Lenders. Agent shall pay any surplus to Borrowers by credit to the Deposit Account designated by Borrowers or to such other Persons legally entitled thereto. Borrowers shall remain liable to Agent and Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash or immediately available funds therefor.

9.5 Agent’s Liability for Collateral. So long as Agent complies with reasonable secured lender practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Any failure by Agent or any Lender, at any time or times, to require strict performance by each Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent and Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or other remedy available at law or in equity, and any waiver of any Event of Default is not a continuing waiver. Any delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Each Borrower waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension, or renewal of accounts, documents, instruments or chattel paper.

9.8 Shares. Each Borrower recognizes that Agent may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such Shares for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Agent shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document shall be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon confirmation of receipt, when sent by electronic mail transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Agent and Borrowers may change their respective mailing or electronic mail addresses by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Brilliant Earth, LLC 26 O’Farrell Street, 10th Floor San Francisco, CA 94108 Attention: Co-CEOs and VP of Finance & Technology Email: corpfinhq@brilliantearth.com

With a copy, not constituting notice, to:	Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111-6538 Attention: Haim Zaltzman Email: haim.zaltzman@lw.com

If to Agent:	Runway Growth Credit Fund Inc. 205 N Michigan Ave., Suite 4200 Chicago, IL 60601 Attention: Legal Reporting Email: legalreporting@runwaygrowth.com runwayagency@cortlandglobal.com

With a copy, not constituting notice, to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Cynthia Bai Email: cbai@cooley.com

11. CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE

Except as otherwise expressly provided in any of the Loan Documents, this Agreement and the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law. Each party hereto hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, City of New York, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Each party hereto expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each party hereto hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each party hereto hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such party at the address set forth in, or subsequently provided by such party in accordance with, Section 10 and that service so made shall be deemed completed upon the earlier to occur of such party’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. Each party hereto hereby expressly waives any claim to assert that the laws of any other jurisdiction govern this Agreement.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, EACH PARTY HERETO AGREES THAT IT SHALL NOT SEEK FROM ANY OTHER PARTY UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, including to the extent Agent or any Lender seeks to enforce any judgment or takes any legal action in any other jurisdiction to realize upon the Collateral, the parties hereto agree that, with respect to any actions and proceedings with respect to which the above jury trial waiver is not enforceable, such disputes shall be decided by a reference to a private judge, mutually selected by the parties, including, if applicable, in accordance with the provisions of California Code of Civil Procedure §§638 through 645.1, inclusive. This Section 11 shall survive the termination of this Agreement.

12. GENERAL PROVISIONS

12.1 Termination Prior to Term Loan Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied in full, in cash and all Commitments have terminated. So long as Borrowers have satisfied the Obligations (other than contingent indemnification obligations as to which no claim has been asserted or is known to exist and any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement and any remaining Commitments may be terminated prior to the Term Loan Maturity Date by Borrowers, by written notice of termination to Agent (whereupon Agent shall promptly provide a copy of such notice to Lenders). Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.

12.2 Successors and Assigns.

(a) Successors and Assigns Generally. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. No Borrower may assign this Agreement or any rights or obligations under it without Agent’s prior written consent (which may be granted or withheld in Agent’s discretion).

(b) Assignments by Lenders. Each Lender has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents (other than any Warrant, as to which assignment, transfer and other such actions are governed by the terms thereof). Notwithstanding the foregoing, so long as no Event of Default shall have occurred and is continuing, none of Agent or any Lender shall assign its interest in the Loans and Loan Documents (as applicable) to any Person (i) who is a direct competitor of the Loan Parties, or (ii) who in the reasonable estimation of Agent is a vulture fund or distressed debt fund. In addition, no such assignment shall be made to (A) Borrowers or any of Borrowers’ Subsidiaries, (B) to any defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) and (C) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(c) Minimum Amounts.

(i) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it, no minimum amount need be assigned; and

(ii) In any case not described in Section 12.2(c)(i) the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Agent) shall not be less than $1,000,000.

(d) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(e) Required Consents. Subject to Section 12.2(b), no consent shall be required for any assignment except:

(i) the consent of Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five Business Days after having received notice thereof; and

(ii) the consent of Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(f) Assignment Agreement. The parties to each assignment shall execute and deliver to Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided that Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire, all required tax forms and any and all documentation and other information with respect to the assignee that is required by regulatory authorities under applicable anti-money-laundering laws.

(g) Certain Additional Payments. In connection with any assignment of rights and obligations of any defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of Borrowers and Agent, the applicable pro rata share of Loans previously requested but not funded by the defaulting

Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such defaulting Lender to Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share thereof. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h) Register. Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as administrative agent and collateral agent) shall have no responsibility for maintaining a Participant Register.

12.3 Indemnification. Each Borrower agrees to indemnify, defend and hold Agent and each Lender and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Lender (each, an “Indemnified Person”) harmless against: (i) all reasonable and documented obligations, demands, claims, and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort) (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all reasonable and documented losses or expenses (including Lender Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from any Claim (including reasonable attorneys’ fees and expenses), except for (a) Claims and/or losses to the extent directly caused by such Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, (b) result from a claim brought by any Loan Party against an Indemnified Person for a breach in bad faith of such Indemnified Person’s funding obligations hereunder, if such Loan Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction or (c) any dispute solely among Indemnified Persons (other than any claims against an Indemnified Person in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any other Loan Document and other than any claims arising out of any act or omission of the Loan Parties). This Section 12.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

12.4 Borrower Liability. If any Person is joined to this Agreement as a Borrower, the following provisions shall apply: Each Borrower hereunder shall be jointly and severally obligated to repay all Loans made hereunder, regardless of which Borrower actually receives said Loan, as if each Borrower hereunder directly received all Loans. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the

Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Lenders and such payment shall be promptly delivered to Agent, for the ratable benefit of Lenders, for application to the Obligations, whether matured or unmatured.

12.5 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.6 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties, so long as Agent provides Borrower Representative with written notice of such correction and allows Borrower Representative at least ten (10) Business Days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent and Borrowers.

12.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought (with copies to Agent). Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. Any material amendment shall be subject to an administrative fee of Fifteen Thousand Dollars ($15,000) and payment of Lender Expenses incurred in connection therewith. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations among the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.9 Counterparts; Electronic Execution of Documents. This Agreement and any other Loan Documents, except to the extent otherwise required pursuant to the terms thereof, may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. Delivery of an executed counterpart of a signature page of any Loan Document by electronic means including by email delivery of a “.pdf” format data file shall be effective as delivery of an original executed counterpart of such Loan Document.

12.10 Confidentiality. In handling any confidential information, Agent and Lender agree to exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to its Subsidiaries or Affiliates; (b) subject to an agreement containing provisions substantially the same as those of this Section 12.10, to prospective transferees or purchasers of any interest in the Loans; (c) as required by law, regulation, subpoena, or other order and in connection with reporting obligations applicable to Agent or Lender, including pursuant to the Securities Exchange Act of 1934, as amended; (d) to Agent or Lender’s regulators or as otherwise required in connection with any examination or audit; (e) as Agent or Lender considers appropriate in connection with the exercise of remedies with respect to the Obligations; and (f) to third-party service providers of Agent or Lenders so long as such service providers are bound by confidentiality terms not more permissive than the terms hereof. Confidential information does not include information that is either: (i) in the public domain or in Agent or any Lender’s possession when disclosed to Agent or Lender, as applicable, or becomes part of the public domain (other than as a result of its disclosure by Agent or Lender in violation of this Agreement) after disclosure to Agent or Lender, as applicable; or (ii) disclosed to Agent or Lender by a third party, if Agent or Lender, as applicable, does not know that the third party is prohibited from disclosing the information. The provisions of this paragraph shall survive the termination of this Agreement.

12.11 Borrower Representative. Each of the Borrowers hereby appoints Borrower Representative to act as its exclusive agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of any Loan). Each of the Borrowers acknowledges and agrees that (a) Borrower Representative may execute such documents on behalf of any Borrower as Borrower Representative deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by Borrower Representative on its behalf, (b) any notice or other communication delivered hereunder to Borrower Representative shall be deemed to have been delivered to each Borrower and (c) Agent and any Lender shall accept (and shall be permitted to rely on) any document or agreement executed by Borrower Representative on behalf of Borrowers (or any of them). Borrower shall act through the Borrower Representative for all purposes under this Agreement and the other Loan Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Agreement requires any Borrower to interact in any manner with Agent or any Lender, such Borrower shall do so through Borrower Representative.

12.12 Tax Treatment. Each party hereto hereby acknowledges and agrees that the Loans made on the Closing Date are part of an investment unit within the meaning of Section 1273(c)(2) of the Internal Revenue Code, which includes the Warrant. Notwithstanding anything to the contrary contained herein, each party hereto hereby further acknowledges and agrees that for United States federal, state and local income tax purposes the amount of the “issue price” of such investment unit allocated to the Loans made on the Closing Date under Section 1273(b) of the Internal Revenue Code shall equal, and the aggregate fair market value of the Warrant on the Closing Date shall equal, in each case an amount to be agreed to by the Borrowers and Lenders in their good faith using commercially reasonable efforts within 30 (thirty) days of the Closing Date (or such longer period as Agent may approve), based on a valuation performed by Lenders’ tax advisors on a reasonable basis. Each party hereto agrees to use the foregoing issue price and fair market value, as applicable, for all income financial accounting and regulatory purposes with respect to this transaction..

12.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.17 Appointment of Agent.

(a) Each Lender hereby appoints Agent to act on behalf of Lenders as administrative agent and collateral agent under this Agreement and the other Loan Documents, and to hold and enforce any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. The provisions of this Section 12.17 are solely for the benefit of Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.

(b) If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from Lenders, and Agent shall incur no liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document for any reason. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Lenders.

(c) Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective and their respective related parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the related parties of such Agent and any such sub-agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(d) Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Agent: (i) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(e) With respect to its Commitments and Loans hereunder, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Agent in its individual capacity (to the extent it holds any Obligations owing to Lenders or Commitments hereunder). Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Agent was not Agent and without any duty to account therefor to Lenders. Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

(f) Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

(g) Each Lender agrees to indemnify Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to its respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable and documented counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by the Loan Parties.

(h) Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrowers. Upon any such resignation, Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Lenders and shall have accepted such appointment within thirty (30) days after Agent’s giving notice of resignation, then Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity, expense reimbursement or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

(i) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, with the prior written consent of Agent, each Lender and each holder of any Obligation is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Obligation exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (i) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (ii) any Lender or holders so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers’ Lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

(j) Nothing in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrowers on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

(k) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received thereby, then Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(l) If Agent determines at any time that any amount received thereby under this Agreement shall be returned to Borrowers or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrowers or such other Person, without set-off, counterclaim or deduction of any kind.

(m) Agent shall be deemed to have no knowledge of any Event of Default unless such Agent shall have received written notice thereof from a Lender or a Loan Party stating that it is a “notice of Default” and an Event of Default has occurred. Agent will use reasonable efforts to provide Lenders with any written notice of Event of Default received by Agent from, or delivered by Agent to, any Loan Party; provided, however, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(n) Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Lenders.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Closing Date.

BORROWER

BRILLIANT EARTH, LLC

By	/s/ Eric Grossberg

Name:	Eric Grossberg

Title:	co-Chief Executive Officer and Manager

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

AGENT:

RUNWAY GROWTH CREDIT FUND INC.

By	/s/ David Spreng

Name:	David Spreng

Title:	Chief Executive Officer

LENDER:

RUNWAY GROWTH CREDIT FUND INC.

By	/s/ David Spreng

Name:	David Spreng

Title:	Chief Executive Officer

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following capitalized terms have the following meanings:

“Account” means any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to a Borrower.

“Account Control Agreement” means any control agreement entered into among the depository institution at which a Loan Party maintains a Deposit Account or the securities intermediary or commodity intermediary at which a Loan Party maintains a Securities Account or a Commodity Account, one or more Loan Parties, and Agent pursuant to which Agent, for the benefit of Lenders, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Account Debtor” means any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” means any merger or consolidation with any other Person, or acquisition of all or substantially all of the Equity Interests or property of another Person or business line of another Person (including, without limitation, by the formation of any Subsidiary) or purchase of any store or store location, or entry into any agreement to do any of the same, consisting of a single transaction or a series of related transactions, by any Borrower.

“Acquisition Consideration” means the consideration for any Permitted Acquisition and all other payments, directly or indirectly, by any Loan Party or any Subsidiary of any Loan Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, including consideration paid in cash or by exchange of properties or otherwise, whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, or subject to the occurrence of any contingency, including any assumptions of Indebtedness, earn-outs and other agreements to make any payment, the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like), or events or actions of the target or combined Person or business, but excluding any fees, costs, or expenses of the Loan Parties associated with the Permitted Acquisition.

“Affiliate” means, with respect to any Person, each other Person that owns or controls, directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” has the meaning set forth in the preamble of this Agreement.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Amortization Date” means October 15, 2021.

“Anti-Terrorism Order” means Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Applicable Rate” means a variable annual rate equal to LIBOR, plus 8.25%, provided that if, at any time, Lenders notify Agent that Lenders have determined that (x) Lenders are unable to determine or ascertain LIBOR, or (y) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts or for the relative maturities are not being offered for the LIBOR period, or (z) the Applicable Rate will not accurately or fairly cover or reflect the cost to Lenders of maintaining any of the Obligations under this Agreement based upon the Applicable Rate as determined by reference to LIBOR, due to, for example, without limitation, a change in official reserve requirement or other circumstances affecting the interbank Eurodollar market or the position of such Lender in such market, then Agent shall promptly give notice thereof to Borrowers, and, until Agent has received written notification from Lenders that such conditions or circumstances no longer exist, whereupon Agent shall promptly so notify Borrowers, the Applicable Rate shall be the Prime Rate plus 5.40% during such period of time.

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit H, with such amendments or modifications as may be approved by Agent.

“Automatic Payment Authorization” means the Automatic Payment Authorization in substantially the form of Exhibit F.

“Board” means, with respect to any Person, the board of directors, board of managers, managers or other similar bodies or authorities performing similar governing functions for such Person.

“Borrower” and “Borrowers” has the meaning set forth in the preamble hereof.

“Borrower Representative” has the meaning set forth in the preamble hereof.

“Borrowers’ Books” are all of each Borrower’s books and records including ledgers, federal and state tax returns, records regarding such Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in the State of New York or California are required or permitted to be closed; provided that when used in connection with LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means any of the following (or any combination of the following) whether arising from any single transaction, event or series of related transactions or events that, individually or in the aggregate, result in: (a) the holders of Borrower Representative’s Equity Interests who were holders of Equity Interests as of the Closing Date, ceasing to own at least fifty-one percent (51%) of the Voting Stock of Borrower Representative; (b) any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of Equity Interests of Borrower Representative ordinarily entitled to vote in the election of directors or managers of Borrower Representative, empowering such “person” or “group” to elect a majority of the members of the Board of Borrower Representative, who did not have such power before such transaction; or (c) the Transfer of all or substantially all assets of Borrowers or of a material business line of Borrowers; or (d) Borrower Representative ceasing to own and control, free and clear of any Liens (other than Permitted Liens), directly or indirectly, all of the Equity Interests in each of its Subsidiaries or failing to have the power to direct or cause the direction of the management and policies of each such Subsidiary.

“Claims” has the meaning set forth in Section 12.3.

“Closing Date” has the meaning set forth in the preamble hereof.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” means any and all properties, rights and assets of each Borrower described on Exhibit B, and any collateral securing the Obligations pursuant to any guaranty or pursuant to any other Loan Document.

“Collateral Access Agreement” means an agreement with respect to a Loan Party’s leased location or bailee location, in each case in form and substance reasonably satisfactory to Agent.

“Collateral Account” means any Deposit Account, Securities Account, or Commodity Account of a Loan Party.

“Commitment” means, as to any Lender, the aggregate principal amount of Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Commodity Account” means any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” means that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the Ordinary Course of Business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections of a Person in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Default” means any circumstance, event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth in Section 2.3(b).

“Deposit Account” means any “deposit account” as defined in the Code with such additions to such term as may hereafter be made, and includes any checking account, savings account or certificate of deposit.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any period, (a) Net Income for such period, plus (b)(i) Interest Expense for such period, (ii) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense for such period, (iii) income tax expense for such period, and (iv) any non-cash expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; minus (c)(i) interest income for such period, (ii) income tax credits for such period, and (iii) any extraordinary, unusual or non-recurring gains increasing Net Income for such period.

“Equipment” means all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership, membership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Locations” means the following locations where Collateral may be located from time to time: (a) locations where mobile office equipment (e.g. laptops, mobile phones and the like) may be located with employees in the Ordinary Course of Business, (b) locations of contract manufacturers where, in the Ordinary Course of Business, Collateral is held for manufacturing purposes for no more than five (5) Business Days), and (c) other locations where, in the aggregate for all such locations, the aggregate value of the Collateral located at such locations does not exceed Two Million Dollars ($2,000,000).

“Existing Notes” means those certain Promissory Notes, issued by Borrower Representative, pursuant to that certain Note Purchase Agreement, dated as of May 18, 2018, by and among Borrower Representative and the noteholders party thereto, as the same may have been amended, restated, supplemented or otherwise modified to date.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Final Payment” means a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) equal to the original principal amount of the Term Loans funded hereunder, multiplied by 4.50% (the “Final Payment Amount”), provided that, in case of any partial prepayment of the Loans, (i) the Final Payment due upon such partial prepayment shall be an amount equal to the Final Payment Amount multiplied by a ratio of (A) the sum of (x) the principal amount repaid from the Closing Date, or, if applicable, the date of any prior partial prepayment, through the date of such prepayment and (y) the principal amount to be prepaid, to (B) the total principal amount of the Loans funded through such date pursuant this Agreement (the “Partial Final Payment”), and (ii) the Final Payment Due upon the repayment or prepayment of the Loans shall be an amount equal to the Final Payment Amount less the sum of the Partial Final Payments made, through such date.

“First Tranche Availability Period” means the period commencing on the Closing Date and ending on March 31, 2020

“First Tranche Term Loan Commitment” means, as to any Lender, the aggregate principal amount of First Tranche Term Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Foreign Subsidiary” means (a) a Subsidiary that is organized under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia or (b) any Subsidiary substantially all of the assets of which are (i) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) or (ii) Equity Interests (including any debt instrument treated as equity for U.S. federal income tax purposes) and debt instruments, in the case of clauses (i) and (ii), of one or more entities described in clauses (a) or (b).

“Fully Diluted Basis” means, as of the date of determination, all of Borrower Representative’s outstanding Equity Interests, including (i) all membership units, including all convertible units, on an as-converted basis, (or if Borrower Representative is converted to a corporation, all common stock, and all preferred stock on an as-converted to common stock basis), and (ii) all Equity Interests reserved for grant or issuance under any equity incentive purchase plan or option plan of Borrower Representative, or issuable upon exercise or conversion of any warrants or options to purchase Equity Interests of Borrower Representative and the conversion of all rights to purchase Equity Interests of Borrower Representative and any other securities convertible into or exchangeable for Equity Interests of Borrower Representative.

“Funding Date” means any date on which a Loan is made to or for the account of a Borrower which shall be a Business Day.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, provided, however, that if there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant or threshold in this Agreement, Agent and Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant or threshold with the intent of having the respective positions of Lender and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date, and, until any such amendments have been agreed upon, such covenants and thresholds shall be calculated as if no such change in GAAP has occurred.

“General Intangibles” means all “general intangibles” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Guarantor” means any Person providing a Guaranty with respect to the Obligations or providing collateral, security or other credit support for all or any portion of the Obligations.

“Guaranty” means any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrowers and their Subsidiaries are liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrowers or their Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property or services, (b) any reimbursement and other obligations for surety bonds and letters of credit, (c) obligations evidenced by notes, bonds, debentures or similar instruments, (d) capital lease obligations, and (e) Contingent Obligations.

“Indemnified Person” has the meaning set forth in Section 12.3.

“Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Loan Party (or, as applicable, any of its Subsidiaries), all of such Loan Party’s or Subsidiary’s right, title, and interest in and to the following:

(a) its Copyrights, Trademarks and Patents;

(b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c) any and all source code;

(d) any and all design rights which may be available to such Person;

(e) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) of Borrowers and each of their Subsidiaries, determined on a consolidated basis and in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Loan and other Indebtedness of such Borrower or Subsidiary, including, without limitation or duplication, all commissions, discounts, and other fees and charges with respect to letters of credit and bankers’ acceptance financing net of interest income of Borrowers and their Subsidiaries and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” means all “inventory” as defined in the Code in effect on the Closing Date with such additions to such term as may hereafter be made.

“Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities or Equity Interests), and any loan, advance or capital contribution to any Person, or the acquisition of all or substantially all of the assets or properties of another Person.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of November 30, 2012, by and among Borrower Representative and the Investors (as defined therein).

“IP Security Agreement” means that certain intellectual property security agreement entered into by each Loan Party which is the owner of Intellectual Property registered with the United States Patent and Trademark Office or United States Copyright Office and Agent as of the Closing Date or from time thereafter, as amended, restated, supplemented or otherwise modified, from time to time.

“Key Person” means the Chief Executive Officer, President and Chief Financial Officer of Borrower Representative.

“Lender” has the meaning set forth in the preamble hereof.

“Lender Expenses” means all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to a Loan Party.

“LIBOR” means (i) the greater of (a) 2.15% and (b) the rate per annum equal to the ICE Benchmark Administration Limited LIBOR Rate, as published by Bloomberg (or another commercially available source providing quotations of LIBOR as reasonably determined by Agent from time to time) for U.S. dollar deposits (for delivery on the fifteenth (15th) day of the applicable month) with a term of three (3) months or the rate otherwise reasonably determined by Agent to be the rate at which U.S. dollar deposits with a term of three (3) months would be offered by banks in London, England to major banks in the London or other offshore interbank market, in each case at approximately 11:45 a.m. (City of London time) on the fifteenth (15th) day of each month.

“Lien” means a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the IP Security Agreement, the Automatic Payment Authorization, the Account Control Agreements, the Collateral Access Agreements, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Agent or any Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.

“Loan Party” or “Loan Parties” means, each Borrower from time to time party hereto, and any Guarantor, if any.

“Loan Request” means a written request for a Loan pursuant to this Agreement in substantially the form attached hereto as Exhibit C.

“Loans” means, collectively, the Term Loans, and any other loan from time to time made under this Agreement, and “Loan” means any of the foregoing.

“Margin Stock” has the meaning set forth in Section 5.11(b).

“Material Adverse Effect” means (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of the Collateral; or (b) a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Loan Parties as a whole; (ii) the prospect of repayment of any part of the Obligations; or (iii) the ability of Agent to enforce any of its rights or remedies with respect to any Obligations.

“Maximum Rate” has the meaning set forth in Section 2.3(d) hereof.

“Net Income” means the net profit (or loss), after provision for taxes, of Borrowers and each of their Subsidiaries, on a consolidated basis, for any period as at any date of determination, for such period taken as a single accounting period.

“Next Round” means each private equity financing occurring after the Closing Date, in which Borrower Representative shall issue and sell Equity Interests for bona fide equity financing purposes (which, for the avoidance of doubt, excludes Exempt Interests, as defined in Borrower Representative’s limited liability company agreement (as amended)), whether in single or multiple closings, in each case, in a minimum amount of Ten Million Dollars ($10,000,000).

“Next Round Notice” has the meaning set forth in Section 6.14.

“Obligations” means all of Borrowers’ and each other Loan Party’s obligations to pay the Loans when due, including principal interest, fees, Lender Expenses, the Prepayment Fee, the Final Payment and any other amounts due to be paid by a Borrower or Loan Party, and each Borrower’s and Loan Party’s obligation to perform its duties under the Loan Documents (other than the Warrant or any other equity instrument), and any other debts, liabilities and other amounts any Borrower or Loan Party owes to Agent or any Lender at any time, whether under the Loan Documents or otherwise (but excluding obligations arising under the Warrant or any other equity instrument), including, without limitation, interest accruing after Insolvency Proceedings begin (whether or not allowed), and any debts, liabilities, or obligations of any Borrower or Loan Party assigned to Agent or any Lender.

“OFAC” has the meaning set forth in Section 5.11(c).

“Operating Documents” means, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of formation, organization or incorporation on a date that is no earlier than thirty (30) days prior to the Closing Date and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement or operating agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments, restatements and modifications thereto.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business as conducted by any such Person in accordance with (a) the usual and customary customs and practices in the kind of business in which such Person is engaged, and (b) the past practice and operations of such Person, and in each case, undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Participant Register” has the meaning set forth in Section 12.2(h).

“Patents” means all patents, patent applications and like protections of a Person including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same and all rights therein provided by international treaties or conventions.

“Payment Date” means the fifteenth (15th) calendar day of each month.

“Perfection Certificate” has the meaning set forth in Section 5.1.

“Performance Milestone” means that Borrower Representative shall have provided evidence reasonably satisfactory to Agent that Borrowers have achieved net Revenue of at least $[***], and EBITDA of at least $[***], in each case, for the twelve month period ended December 31, 2020, provided that net Revenue shall be determined consistent with past practices and with Borrowers’ plan delivered to Agent as of the Closing Date.

“Permitted Cash Collateral Account” means each Collateral Account used exclusively to maintain cash collateral subject to a Permitted Lien and not in excess of the amount contemplated by the applicable clause of the defined term “Permitted Lien” and identified as such in writing to Agent in the Perfection Certificate or from time to time after the Closing Date by written notice to Agent.

“Permitted Acquisition” means any Acquisition, (i) as to which Agent has granted prior written consent, or (ii) which satisfies and is conducted in accordance with the following requirements:

(a) such Acquisition is of a Person engaged in a line of business which is the same as, reasonably related to, or incidental to, the business engaged by Borrowers and their Subsidiaries as of the Closing Date;

(b) such Acquisition shall be of a Person, organized and domiciled in, or assets (other than a de minimis amount of assets in relation to the assets being acquired), located in, the United States;

(c) (i) in case of an Acquisition in the form of a merger or purchase of Equity Interests, any Person that is the target of an Acquisition shall (i) become a wholly-owned (excluding management rollover or incentive equity interests or options to acquire Equity Interests of such Loan Party to the extent not constituting voting Equity Interests) Domestic Subsidiary of a Borrower and shall enter into a joinder or guaranty in accordance with Section 6.11, or (ii) merge into a Borrower, provided that in any Acquisition involving Borrower Representative, Borrower Representative shall be the surviving entity, and (ii) in case of an Acquisition in the form of a purchase of property substantially all such property shall be acquired by a Borrower;

(d) the aggregate Acquisition Consideration (including, without limitation, earn-outs, which shall be valued in accordance with GAAP as of the closing date of such acquisition) for all Acquisitions during any fiscal year does not exceed $2,500,000 (the “Permitted Acquisition Amount”), provided that to the extent Acquisition Consideration for any fiscal year is less than the Permitted Acquisition Amount for such year, Borrowers shall be permitted to carryforward 50% of such unused amount to the immediately following fiscal year (the “Carryforward Amount”), provided that such Carryforward Amount shall expire on the last day of such fiscal year;

(e) Borrower Representative shall have delivered to Agent not less than ten (10) days (or such shorter period of time agreed to by Agent), notice of such Acquisition, together with copies of all material documents relating to such Acquisition (including the acquisition agreement and any related material document, which may be in the form of drafts with updated copies provided as available), all material due diligence information prepared in connection with such Acquisition, the terms of any earn-out payments, and historical financial information (including income statements, balance sheets and cash flows) covering at least two (2) complete fiscal years of the Person or assets target of the Acquisition, to the extent available, and updated projections giving pro forma effect to the Acquisition, prior to the effective date of the Acquisition, together with calculations setting forth compliance for the then-next consecutive twelve month period with the financial covenants set forth in Section 6.10, tested as of the last day of each month during such period;

(f) such Acquisition shall not materially and adversely affect the prospect of repayment of the Obligations when due or impair Agent’s rights and remedies with respect to the Collateral and otherwise pursuant to the Loan Documents; and

(g) both immediately before and after giving effect to such Acquisition, (i) each of the representations and warranties shall be true and correct in all material respects (except as already subject to materiality qualifier) on the date of such proposed Acquisition or, if such representation or warranty relates to an earlier date, as of such earlier date, and (ii) no Event of Default shall exist.

“Permitted Indebtedness” means:

(a) each Loan Party’s Indebtedness under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of such type of Indebtedness is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, and (ii) the inclusion of the Put Rights in the Perfection Certificate shall not be construed to permit the consummation of any repurchase in upon exercise of any Put Right;

(c) Subordinated Debt;

(d) unsecured Indebtedness to trade creditors incurred in the Ordinary Course of Business;

(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(f) Indebtedness secured by Liens permitted under clauses (c) and (g) of the definition of “Permitted Liens” hereunder;

(g) Indebtedness (i) among Loan Parties, (ii) of a Loan Party or any Subsidiary thereof, incurred in connection with “Permitted Investments”, (iii) of any Subsidiary to any Loan Party, (iv) of any Loan Party to any Subsidiary which is not a Loan Party in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time;

(h) Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business;

(i) Indebtedness under corporate credit cards used in the Ordinary Course of Business in an aggregate amount outstanding not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time;

(j) obligations in respect of bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business;

(k) Indebtedness of Borrower or any of its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Subsidiary in the Ordinary Course of Business against insufficient funds, so long as such Indebtedness is repaid within ten (10) Business Days;

(l) Indebtedness consisting of reimbursement obligations pursuant to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments created or issued in the Ordinary Course of Business in connection with (i) workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims not to exceed One Million Dollars ($1,000,000), or (ii) lease agreements;

(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness described in clauses (b) and (c) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon a Borrower or any of its Subsidiaries, as the case may be;

(n) earn-out obligations in connection with any Permitted Acquisition, provided the payment of such obligations is subject to the terms of a Subordination Agreement in form reasonably acceptable to Agent;

(o) obligations to return goods (or the proceeds thereof) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower and its Subsidiaries in the Ordinary Course of Business;

(p) Hedging Obligations incurred in the Ordinary Course of Business in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding; and

(q) other unsecured Indebtedness not otherwise permitted hereunder, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time.

“Permitted Investments” means:

(a) Investments (including, without limitation, Subsidiaries) existing on the Closing Date and shown on the Perfection Certificate;

(b) (i) Investments consisting of cash and Cash Equivalents, and (ii) any Investments permitted by Borrower Representative’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved in writing by Agent;

(c) Investments (i) among Loan Parties, (ii) consisting of the creation of a Subsidiary that becomes a Loan Party hereunder, (iii) among Subsidiaries which are not Loan Parties or by a Subsidiary that is not a Loan Party in a Loan Party, and (iv) by a Loan Party in a Subsidiary which is not a Loan Party, provided that the aggregate amount of such Investments shall not exceed Five Hundred Thousand Dollars ($500,000) per fiscal year;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans not involving the net transfer of cash proceeds to employees, officers or directors relating to the purchase of Equity Interests of Borrower Representative pursuant to employee equity incentive plans or other similar agreements approved by Borrower Representative’s Board;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of Deposit Accounts and Securities Accounts maintained in compliance with Section 6.6;

(g) Investments consisting of repurchases of Borrower Representative’s Equity Interests from former employees, officers and directors of Borrower Representative to the extent permitted by Section 7.7;

(h) Investments consisting of accounts receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business; provided that this clause (h) shall not apply to Investments of a Loan Party in any Subsidiary;

(i) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(j) Investments accepted in connection with Permitted Transfers;

(k) Investments in connection with joint ventures or strategic alliances in the Ordinary Course of Business; provided that Borrowers shall not make any cash investments in such joint ventures or strategic alliances;

(l) guarantees by the Borrower or any of its Subsidiaries of leases (other than capital leases) or of other obligations of the Borrower or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the Ordinary Course of Business;

(m) any Permitted Acquisition; and

(n) Investments not otherwise permitted in an aggregate amount of not more than Five Hundred Thousand Dollars ($500,000) in any fiscal year.

“Permitted Liens” means:

(a) Liens arising under this Agreement and the other Loan Documents;

(b) Liens existing on the Closing Date and shown on the Perfection Certificate, provided that (i) to the extent the amount of Indebtedness secured by such Lien is limited pursuant to a clause of this defined term, amounts existing on the Closing Date or any permitted refinancing thereof shall count towards such limit, (ii) to the extent the Indebtedness secured by such a Lien is required to be repaid on the Closing Date, in accordance with a payoff letter delivered as a condition to closing, such Lien shall not constitute Permitted Lien after the repayment of the associated Indebtedness, and (iii) to the extent any such Lien is required to be made subject to the terms of a Subordination Agreement as of the Closing Date or thereafter, pursuant to the terms of this Agreement, such Lien shall be permitted only to the extent the applicable Subordination Agreement is in effect;

(c) purchase money Liens (i) on Equipment acquired or held by a Loan Party or Subsidiary thereof incurred for financing the acquisition of the Equipment, securing no more than Five Hundred Thousand Dollars ($500,000) in the aggregate amount outstanding or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d) Liens for taxes, fees, assessments or other government charges or levies, either (i) not yet delinquent or (ii) being contested in good faith and for which such Loan Party or Subsidiary maintains adequate reserves on its books;

(e) leases or subleases of real property granted in the Ordinary Course of Business of such Person, and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the Ordinary Course of Business of such Person;

(f) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the Ordinary Course of Business so long as such Liens (i) attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) for any single location and Two Hundred ($200,000) in the aggregate amount outstanding, or (ii) from time to time secure additional liabilities in connection with the renovation or build-out of show rooms; in each case which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(g) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the Ordinary Course of Business (other than Liens imposed by ERISA);

(h) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money), leases, surety and appeal bonds and other obligations of a like nature arising in the Ordinary Course of Business, in an aggregate amount (excluding deposits for leases) not exceeding One Million Five Hundred Thousand Dollars ($1,500,000) at any time;

(i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default;

(j) Liens in favor of other financial institutions arising in connection with a Deposit Account or Securities Account of a Loan Party or Subsidiary thereof held at such institutions, provided that Agent has a perfected security interest in such Deposit Account, or the securities maintained therein and Agent has received an Account Control Agreement with respect thereto to the extent required pursuant to Section 6.6 of this Agreement;

(k) licenses permitted hereunder;

(l) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);

(m) Liens on equipment arising from precautionary UCC financing statements regarding operating leases of Equipment;

(n) (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties or taxes in connection with the importation of goods in the Ordinary Course of Business; and (ii) Liens on specific items of Inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit permitted under this Agreement issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the Ordinary Course of Business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower and its Subsidiaries in the Ordinary Course of Business;

(p) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted by this Agreement;

(q) (i) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to Hedging Obligations permitted under clause (p) of the definition of “Permitted Indebtedness” hereunder;

(r) Liens on cash collateral securing Indebtedness described in clause (i) of the defined term “Permitted Indebtedness”, in an amount not to exceed Five Hundred Thousand Dollars ($500,000);

(s) Liens of a collection bank arising under Section 4-208 or Section 4-210 of the UCC on items in the course of collection;

(t) Liens on Equity Interests in joint ventures securing obligations of such joint venture;

(u) Liens on cash collateral securing Indebtedness described in clause (l) of the defined term “Permitted Indebtedness”, provided that the aggregate amount of such cash collateral together with all deposits securing leases permitted in accordance with clause (h) above shall not exceed Three Million Dollars ($3,000,000) at any time, as such amount shall be adjusted annually upon review of the Projections and upon consultation among Borrower Representative and Agent;

(v) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clause (b), but any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase.

“Permitted Locations” means, collectively, the following locations where Collateral may be located from time to time: (a) locations identified in the Perfection Certificate, (b) locations with respect to which Borrowers have complied with the requirements of Section 6.12, and (c) the Excluded Locations.

“Permitted Tax Distributions” means distributions to holders of Equity Interests of Borrower Representative to pay their state and United States federal income tax cash liabilities in respect of income earned by Borrower Representative in an aggregate amount not greater than the product of (A) the amount of aggregate net taxable income of Borrower Representative and its Subsidiaries, on a consolidated basis for the relevant taxable year, multiplied by (B) the highest combined marginal federal and state income tax rate applicable to such holders for the relevant taxable year (determined by taking into account, to the extent permitted by law, the deductibility of state and local income taxes for federal income tax purposes.

“Permitted Transfers” means:

(a) Transfers of Inventory by a Loan Party or any of its Subsidiaries in the Ordinary Course of Business including, for the avoidance of doubt, Transfers of worn-out, obsolete or surplus Inventory;

(b) Transfers of (i) non-exclusive licenses and similar arrangements for the use of Intellectual Property of a Loan Party or any of its Subsidiaries in the Ordinary Course of Business and (ii) licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive as to field of use, exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(c) Transfers of worn-out, obsolete or surplus Equipment in the Ordinary Course of Business that is, in the reasonable judgment of such Loan Party or Subsidiary, no longer economically practicable to maintain or useful;

(d) Transfers consisting of the granting of Permitted Liens and the making of Permitted Investments;

(e) Transfers consisting of the use or transfer of cash or Cash Equivalents in the Ordinary Course of Business a manner that is not prohibited by the Loan Documents;

(f) Transfers consisting of the sale or issuance of any stock of Borrower Representative permitted under Section 7.2; and

(g) other Transfers of assets having a fair market value of not more than Five Hundred Thousand Dollars ($500,000) per fiscal year of Borrower Representative.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prepayment Fee” means, with respect to any prepayment of the Loans:

(a) if the prepayment occurs during the period commencing on the Closing Date and ending on (and including) the one-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 3.00%;

(b) if the prepayment occurs during the period commencing on the day immediately following the one-year anniversary of the Closing Date, and ending on (and including) the two-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 2.00%;

(c) if the prepayment occurs during the period commencing on the date immediately following the two-year anniversary of the Closing Date, and ending on (and including) the three-year anniversary of the Closing Date, an amount equal to the principal amount of the Loans prepaid multiplied by 1.00%; and

(d) if the prepayment occurs at any time after the three year anniversary of the Closing Date, no Prepayment Fee shall be due.

“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate”, and (ii) 5.00%. In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates. In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the prime rate specified by the three (3) largest U.S. money center commercial banks, as reasonably determined by Agent.

“Pro Rata Portion” has the meaning set forth in Section 6.14.

“Pro Rata Share” means, with respect to any Lender and as of any date of determination, the percentage obtained by dividing (i) the aggregate Commitments of such Lender by (ii) the aggregate Commitments of all Lenders provided, that to the extent any Commitment has expired or been terminated, with respect to such Commitment, the applicable outstanding balance of the Loans made pursuant to such Commitment held by such Lender and all Lenders, respectively, shall be used in lieu of the amount of such Commitment, provided further, that with respect to all matters relating to a particular Loan, the Commitment or outstanding balance of the applicable Loan, shall be used in lieu of the aggregate Commitment or outstanding balance of all Loans in the foregoing calculation. “Ratable” and related terms shall mean, determined by reference to such Lender’s Pro Rata Share.

“Projections” means projections with respect to the business of Borrowers and their Subsidiaries, on a monthly basis, including projected Revenue, EBITDA, capital expenditures and including projected statements of cash flow, in form reasonably satisfactory to Agent, delivered in accordance with Section 6.2(c).

“Put Notice” has the meaning set forth in the Investor Rights Agreement.

“Qualified Merchant Account” means any Collateral Account of a Borrower used exclusively as a merchant account, payment processing account or consumer financing account and identified as such in the Perfection Certificate or from time to time after the Closing Date in a written notice to Agent, provided that the amounts credit to such account shall be transferred to a Collateral Account subject to an Account Control Agreement in favor of Agent in accordance with the standard terms and conditions governing such account, but in any event no less frequently than every five (5) Business Days.

“Register” has the meaning set forth in Section 12.2(h).

“Registered Organization” means any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” means as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means with respect to any Person, any of the Co-Chief Executive Officer, President, Chief Financial Officer, or Vice President of Finance & Technology of such Person. Unless the context otherwise requires, each reference to a Responsible Officer herein shall be a reference to a Responsible Officer of Borrower Representative.

“Revenue” means revenue, in accordance with GAAP, of Borrower Representative and each of its Subsidiaries, on a consolidated basis.

“Second Tranche Availability Period” means the period commencing on the date the Performance Milestone has been met and ending on March 31, 2021.

“Second Tranche Milestone” means that Borrowers shall have achieved the Performance Milestone.

“Second Tranche Term Loan” has the meaning set forth in Section 2.2(a).

“Second Tranche Term Loan Commitment” means, as to any Lender, the aggregate principal amount of Second Tranche Term Loans committed to be made by such Lender, as set forth on Schedule 1 hereto.

“Securities Account” means any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Security Instrument” means any security agreement, assignment, pledge agreement, financing or other similar statement or notice, continuation statement, other agreement or instrument, or any amendment or supplement to any thereof, creating, governing or providing for, evidencing or perfecting any security interest or Lien.

“Shares” means all of the issued and outstanding Equity Interests owned or held of record by a Loan Party in each of its Subsidiaries, provided that to the extent the pledge of more than 66.6% of the voting Equity Interests of a Foreign Subsidiary could reasonably be expected to result in a material adverse tax consequence, with respect to such Foreign Subsidiary, “Shares” shall not include more than 65% of the outstanding voting Equity Interests owned or held of record by such Loan Party.

“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in writing to all of the Obligations, pursuant to a Subordination Agreement.

“Subordination Agreement” means any subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Agent entered into between Agent and the other creditor, in form and substance reasonably satisfactory to Agent with respect to Subordinated Debt.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest, joint venture interest or other Equity Interest which by the terms thereof has the ordinary voting power to elect the Board of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, directly or indirectly. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” and “Term Loans” each, have the meaning set forth in Section 2.2 hereof.

“Term Loan Maturity Date” means April 15, 2023, provided that, if the Performance Milestone has been met not later than January 31, 2021 and no Event of Default shall have occurred and shall be continuing, then the Term Loan Maturity Date shall be October 15, 2023.

“Test Date” has the meaning set forth in Section 6.10.

“Trademarks” means any trademark and servicemark rights of a Person, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.

“Transfer” means defined in Section 7.1.

“Voting Stock” means, with respect to any Person, all classes of Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors or managers (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Warrant” means, collectively, each Warrant to Class P Units dated as of the Closing Date, executed by Borrower Representative in favor of each Lender, as amended, modified, supplemented, extended or restated from time to time.

EXHIBIT B

COLLATERAL DESCRIPTION

The Collateral consists of all of each Borrower’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include: (a) any Equity Interests of a Foreign Subsidiary, to the extent not constituting Shares, (b) “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise; provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use application shall constitute Collateral, (c) any interest of a Borrower as a lessee or sublessee under a real property lease; (d) rights held under licenses that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law), (e) any interest of a Borrower as a lessee under an equipment lease if such Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-407(a) of the Code) and (f) rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law).

EXHIBIT C

LOAN REQUEST

Runway Growth Credit Fund Inc.	Date:

Legal Reporting
205 N Michigan Ave, Suite 4200
Chicago, IL 60601
Email: legalreporting@runwaygrowth.com; runwayagency@cortlandglobal.com

Reference is made to that certain Loan and Security Agreement, dated September 30, 2019 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among BRILLIANT EARTH, LLC, a Delaware limited liability company, and each Person party thereto as a borrower from time to time, the lenders from time to time party thereto (collectively, “Lenders”), and RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation, as administrative agent and collateral agent for Lenders (in such capacity, “Agent”). Capitalized terms have meanings as defined in the Agreement.

Brilliant Earth, LLC, as Borrower Representative hereby requests a Loan in the amount of $[        ] on [                ] (the “Funding Date”) pursuant to the Agreement, and authorizes Agent to:

(a) Wire Funds to:

Bank:
Address:
ABA Number:
Account Number:
Account Holder:

(b) Deduct amounts from the foregoing advance to be applied to Lender Expenses and outstanding fees then due as set forth on the attached Schedule 1.

Borrower Representative represents that each of the conditions precedent to the Loans set forth in the Agreement are satisfied and shall be satisfied on the Funding Date, including but not limited to: (i) the representations and warranties set forth in the Agreement and in the other Loan Documents are and shall be true and correct in all material respects on and as of the Funding Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they remain true and correct in all material respects as of such earlier date); provided, however, that such materiality qualifiers shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, (ii) no Event of Default has occurred and is continuing, and (iii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing, and the Second Tranche Milestone has been met.

Borrower Representative agrees to notify Agent promptly before the Funding Date if any of the matters which have been represented above shall not be true and correct in all material respects on the Funding Date and if Agent has received no such notice before the Funding Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct in all material respects as of the Funding Date.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LOAN REQUEST]

This Loan Request is hereby executed as of the date first written above.

BORROWER REPRESENTATIVE:

BRILLIANT EARTH, LLC

By:

Name:

Title:

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	RUNWAY GROWTH CREDIT FUND INC.	Date:
FROM:	BRILLIANT EARTH, LLC

Reference is made to that certain Loan and Security Agreement, dated September 30, 2019 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among BRILLIANT EARTH, LLC, a Delaware limited liability company, and each Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), the lenders from time to time party thereto (collectively, “Lenders”), and RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation, as administrative agent and collateral agent for Lenders (in such capacity “Agent”). Capitalized terms have meanings as defined in the Agreement.

The undersigned authorized officer of Borrower Representative, solely in his/her capacity as an officer of Borrower Representative and not in any individual capacity, hereby certifies in accordance with the terms of the Agreement as follows:

(1) Each Borrower is in compliance for the period ending                  with all covenants set forth in the Agreement; (2) no Event of Default has occurred and is continuing; and (3) the representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date. Detailed calculations demonstrating compliance with the financial covenant are attached hereto as Attachment 1.

The undersigned certifies that all financial statements delivered herewith are prepared in accordance with GAAP (other than, with respect to unaudited financials for the absence of footnotes and being subject to normal year-end adjustments), consistently applied from one period to the next. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies

Monthly financial statements and Compliance Certificate	Monthly, within 30 days	Yes No
Annual operating budget and financial projections	Annually, within 60 days of fiscal year end As required to ensure projections are available for the then-next 6 month period, at all times	Yes No
Annual audited financial statements and any management letters	Annually, within 180 days of fiscal year end	Yes No
Statements, reports and notices to stockholders	Within 10 Business Days of delivery	Yes No
SEC filings	Within 5 Business Days after filing with SEC	Yes No
Legal action notices and updates	Promptly	Yes No
Valuation report / 409A valuation	To extent any valuation report /409A valuation has been performed and not previously delivered	Yes No
Register of unit ownership / capitalization table	Within 5 days of material change	Yes No
Board materials	As and when delivered to Board	Yes No
Board minutes	As and when delivered to Board	Yes No
Put Notice	Immediately upon receipt	Yes No

IP report	At the end of each fiscal quarter	Yes No
Federal tax return / calculation of federal tax income allocable to members	Within 5 days of when filed / when provided to members	Yes No
Bank account statements (with transaction detail)	Together with monthly financial statements	Yes No
Copies of material preferred stock financing documents	Together with Compliance Certificate due after closing of such financing	Yes No
Updated projections (management prepared)	If Revenue or EBITDA for two out of three preceding months is not at least 85% of Revenue or EBITDA in Projections	__Applies __Does not apply (See Below.)

Financial Covenant	Required	Actual	Complies
Minimum Liquidity	See Section 6.10 (6-month Liquidity Test)	See Attachment 1	Yes No

Other Covenants	Required	Actual	Complies
Equipment financing Indebtedness	Not to exceed $500,000 outstanding	$	Yes No
Hedging Obligations	Not to exceed $500,000 outstanding at any time	$	Yes No
Credit Card Indebtedness	Not to exceed $1,500,000 outstanding at any time	$	Yes No
Repurchases of stock from former employees, officers and directors	Not to exceed $500,000 during per fiscal year	$	Yes No
Investments by a Loan Party in a Subsidiary which is not a Loan Party	Not to exceed $500,000 per fiscal year	$	Yes No

Period	Revenue (Plan)	Revenue (Actual)	Percentage	EBITDA (Plan)	EBITDA (Actual)	Percentage
[T-3 Month]
[T-2 Month]
[T-1 Month]

Retesting required: [    ] Yes [    ] No

Other Matters

Has any Loan Party changed its legal name, jurisdiction of organization or chief executive office? If yes, please complete details below:	Yes	No

Has any Loan Party obtained any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or applied for any Patent or the registration of any Trademark since the Closing Date or the previously delivered Compliance Certificate, as applicable? If yes, please complete details below.	Yes	No

Have any new Subsidiaries been formed? If yes, please provide complete schedule below.	Yes	No

Legal Name of Subsidiary	Jurisdiction of Organization	Holder of Subsidiary Equity Interests	Equity Interests Certificated? (Y/N)	Jurisdiction

Have any new Deposit Accounts or Securities Accounts been opened? If yes, please complete schedule below.	Yes	No

Accountholder	Deposit Account / Intermediary	Address	Account Number	Account Control Agreement in place? (Y/N)

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

BORROWER REPRESENTATIVE:

BRILLIANT EARTH, LLC

By:

Name:

Title:

ATTACHMENT 1

FINANCIAL COVENANT CALCULATIONS

EXHIBIT E

REQUIREMENTS FOR INSURANCE DOCUMENTATION

Contact Information for Insurance Documentation:

RUNWAY GROWTH CREDIT FUND INC. 205 N. Michigan Ave., Suite 4200 Chicago, IL 60601 Attn: Legal Reporting

Document Requirements:

DOCUMENT	REQUIREMENT
1. Certificate of Liability Insurance (ACORD FORM 25)	• Runway Growth Credit Fund Inc. and its successors and assigns to be designated as “Additional Insured”. • Runway Growth Credit Fund Inc. name and address to be listed as Certificate Holder.

2. General Liability Endorsement (Additional Insured Endorsement)	• Runway Growth Credit Fund Inc. and its successors and assigns to be named in additional insured endorsement.

3. Evidence of Commercial Property Insurance (ACORD FORM 28)

•   All-risk commercial property insurance incurring all of each Borrower’s property

•   Runway Growth Credit Fund Inc. and its successors and assigns to be designated as “Lender’s Loss Payable,” with Lender’s Loss Payable provision designated.

•   Runway Growth Credit Fund Inc. name and address to be designated in Name and Address of Additional Interest.

•   Insured locations to include all locations of Borrowers listed in the Perfection Certificate

4. Commercial Property Endorsement (Lender’s Loss Payable Endorsement)

•   Runway Growth Credit Fund Inc., as agent, and its successors and assigns to be scheduled and designated as “Lender Loss Payable” by endorsement

•   Lender loss payable clause with stipulation that coverage will not be cancelled without a minimum of 10 days’ prior written notice for non-payment of premium, or 30 days for any other cancellation.

EXHIBIT F

AUTOMATIC PAYMENT AUTHORIZATION

Effective as of September 30, 2019, BRILLIANT EARTH, LLC (“Borrower Representative”) hereby authorizes RUNWAY GROWTH CREDIT FUND INC., as administrative agent for Lenders (in such capacity, “Agent”), or any affiliate acting on its behalf pursuant to the Loan Agreement and the bank or financial institution named below (“Bank”) to automatically debit through the Automatic Clearing House (ACH) from, and initiate variable debit and/or credit entries to, the deposit, checking or savings accounts as designated below maintained in the name of a Borrower, and to cause electronic funds transfers to an account of Agent to be applied to the payment of any and all amounts due under the Loan and Security Agreement, dated September 30, 2019 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among BRILLIANT EARTH, LLC, a Delaware limited liability company, and each Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), the lenders from time to time party thereto (collectively, “Lenders”), and Agent, as administrative agent and collateral agent for Lenders, including without limitation, principal, interest, fees, expenses and charges (including Lender Expenses). Capitalized terms not otherwise defined herein, have the meanings given in the Agreement.

This Authorization shall remain in effect until the Loan Agreement has been terminated.

Bank:
Address:

ABA Number:
Account Number:
Account Holder:

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO AUTOMATIC PAYMENT AUTHORIZATION]

This Authorization is executed as of the date set forth above by the undersigned authorized representative of Borrower Representative:

BRILLIANT EARTH, LLC

By:
Name:
Title:

EXHIBIT G

FORM OF

SECURED PROMISSORY NOTE

$[ ]	[ , 20 ]

THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, BORROWERS WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND ISSUE DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. HOLDERS SHOULD CONTACT THE CO-CEOS AND VP OF FINANCE & TECHNOLOGY, AT 26 O’FARRELL STREET, 10TH FLOOR, SAN FRANCISCO, CA 94108.

FOR VALUE RECEIVED, the undersigned, BRILLIANT EARTH, LLC, a Delaware limited liability company, and each Person party thereto as a borrower from time to time (collectively, “Borrowers”, and each, a “Borrower”), hereby unconditionally, jointly and severally, promise to pay to [                                         ] (together with its successors and registered assigns, the “Holder”) at the times, in the amounts and at the address set forth in the Loan and Security Agreement, dated as of September 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein without definition have the meanings assigned to such terms in the Loan Agreement), among Borrowers, the Holder, the other lenders from time to time party thereto (collectively, “Lenders”), and RUNWAY GROWTH CREDIT FUND INC., a Maryland corporation, as administrative agent and collateral agent for Lenders (in such capacity, “Agent”), the lesser of (i) the principal amount of [                ] Dollars ($[        ]) and (ii) the aggregate outstanding principal amount of Loans made by the Holder to Borrowers according to the terms of Section 2.2 of the Loan Agreement. Borrowers further, jointly and severally, promise to pay interest in accordance with Section 2.3 of the Loan Agreement. In no event shall interest hereunder exceed the maximum rate permitted under applicable law. All payments of principal, interest and any other amounts due shall be made as set forth in Section 2.5 of the Loan Agreement.

The Obligations evidenced by this Secured Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, this “Note”) are subject to acceleration in accordance with Section 9.1 of the Loan Agreement. Borrower hereby waives presentment, demand, notice of default or dishonor, notice of payment and nonpayment, protest and all other demands and notices in connection with the execution, delivery, acceptance, performance, default or enforcement of this Note.

This Note is secured by a security interest in the Collateral granted to Agent, for the ratable benefit of Lenders, pursuant to certain other Loan Documents.

The terms of Section 11 are incorporated herein, mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO SECURED PROMISSORY NOTE]

IN WITNESS WHEREOF, Borrowers have caused this Note to be duly executed and delivered on the date set forth above by the duly authorized representative of each Borrower.

BRILLIANT EARTH, LLC

By:
Name:
Title:

EXHIBIT H

FORM OF ASSIGNMENT AGREEMENT

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Loan and Security Agreement identified below (the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration set forth below as the “Purchase Price”, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and[the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty (express or implied) by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee identify Lender]

3.	Borrower(s): Brilliant Earth, LLC, a Delaware limited liability company,

4.	Agent: Runway Growth Credit Fund Inc., as the “Agent” under the Loan Agreement.

5.

Loan Agreement: Loan and Security Agreement, dated as of September 30, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower and any other borrowers from time to time party thereto, the Assignee, (together with any other lenders from time to time party thereto, collectively, “Lenders”), and Runway Growth Credit Fund Inc., a Maryland corporation, as administrative agent and collateral agent for Lenders.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

6.	Loan Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Loan for all Lenders	Amount of Loan Assigned	Percentage Assigned of Loan[7]
		$	$		%
		$	$		%
		$	$		%

7.	Purchase Price: $

Effective Date:                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Set forth, to at least 9 decimals, as a percentage of the Loan of all Lenders thereunder.

[SIGNATURE PAGE TO ASSIGNMENT AGREEMENT]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

RUNWAY GROWTH CREDIT FUND INC., as Agent

By:
Name:
Title:

SCHEDULE 1

COMMITMENTS

LENDER	FIRST TRANCHE TERM LOAN COMMITMENT	SECOND TRANCHE TERM LOAN COMMITMENT	TOTAL COMMITMENTS
RUNWAY GROWTH CREDIT FUND INC.	$35,000,000	$5,000,000	$40,000,000

SCHEDULE 2

POST-CLOSING DELIVERIES

1.

Within 30 days of the Closing Date, evidence showing the issuance of lender loss payable provisions and endorsements, additional insured clauses and endorsements in favor of Agent, in accordance with Section 6.5 hereof.

2.	Within 3 Business Days of the Closing Date, the original signature page to the Warrant.

3.

Within 10 Business Days of the Closing Date (or such longer period as Agent may in its discretion approve), to the extent required under Section 6.6 hereof, an executed Account Control Agreement for any Collateral Account.

4.	Within 30 days of the Closing Date, executed Collateral Access Agreements with respect to the leased locations at 26 O’Farrell Street, San Francisco, CA 94108, subject to Section 6.12(d).

EXHIBIT I

Taxes

1. Defined Terms. For purposes of this Exhibit I:

(a) “Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Exhibit I, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Exhibit I and (iv) any withholding Taxes imposed under FATCA.

(b) “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

(c) “Foreign Lender” means a Lender that is not a U.S. Person.

(d) “Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

(e) “Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

(f) “Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

(g) “Recipient” means Agent or any Lender, as applicable.

(h) “U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

(i) “Withholding Agent” means any Borrower or Agent, as applicable.

2. Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable

Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Exhibit I) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

3. Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

4. Indemnification by Borrower. Borrowers shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Exhibit I or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower Representative by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

5. [Reserved]

6. Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to the provisions of this Exhibit I, Borrower Representative shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

7. Status of Lenders.

(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower Representative and Agent, at the time or times reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower Representative or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Exhibit I) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b) Without limiting the generality of the foregoing,

(i) any Lender that is a U.S. Person shall deliver to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), whichever of the following is applicable:

(A)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed copies of IRS Form W-8ECI;

(C)

in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate, in form and substance reasonably acceptable to Borrower Representative and Agent, to the effect that such Foreign Lender (or other applicable Person) is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)

to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so.

8. Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this

Exhibit I (including by the payment of additional amounts pursuant to the provisions of this Exhibit I), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Exhibit I with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

9. Survival. Each party’s obligations under the provisions of this Exhibit I shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.